Exhibit 10.1

ASSET PURCHASE AGREEMENT

By and Among

FULGHUM FIBRES FLORIDA, INC.,

FULGHUM FIBRES, INC., and

FULGHUM FIBRES COLLINS, INC.

as Sellers,

RENTECH, INC.

as the parent company to each of the Sellers,

FFI ACQUISITION, INC.

as Buyer,

and

SCOTT DAVIS CHIP COMPANY, INC.

as Affiliate Guarantor of Buyer

dated as of

December 15, 2017

TABLE OF CONTENTS

i

ii

Disclosure Schedules

Exhibit A - Form of Bill of Sale

Exhibit B - Form of Assignment and Assumption Agreement

Exhibit C - Form of Intellectual Property Assignment

Exhibit D - Form of Assignment and Assumption of Lease

Exhibit E-1 - Form of Georgia Limited Warranty Deed

Exhibit E-2 - Form of Mississippi Special Warranty Deed

Exhibit F - Buyer Insurance Policy Non-binding Term Sheet

Exhibit G - Form of Escrow Agreement

Exhibit H – Working Capital Calculation

Exhibit J – Preliminary Title Commitments

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into as of December 15, 2017, by and among (a) FFI Acquisition, Inc., an Alabama corporation (“Buyer”), (b) Fulghum Fibres Florida, Inc., a Florida corporation (“FFF”), Fulghum Fibres, Inc., a Georgia corporation (“FFI”), and Fulghum Fibres Collins, Inc., a Georgia corporation (“FFC”, and together with FFF, and FFI, each a “Seller” and, collectively, the “Sellers”), (c) Rentech, Inc., a Colorado corporation (“Rentech”), as the parent company to each of the Sellers, and (d) solely for the purpose of Section 10.16 hereof, Scott Davis Chip Company, Inc., an Alabama corporation (“Affiliate Guarantor”).

RECITALS

WHEREAS, Sellers are engaged in the Business; and

WHEREAS, Sellers wish to sell and assign to Buyer, and Buyer wishes to purchase and assume from Sellers, substantially all the assets and certain of the liabilities of the Business, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Accounts Receivable” means all accounts and notes receivable of Sellers, including, without limitation, all “other receivables” reflected in the Financial Statements of Sellers.

“Acquisition Proposal” has the meaning set forth in Section 6.6(a).

“Actual Property Taxes” has the meaning set forth in Section 6.14.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Guarantor” has the meaning set forth in the preamble.

“Agreement” has the meaning set forth in the preamble.

“Allocation” has the meaning set forth in Section 2.8.

“Allocation Schedule” has the meaning set forth in Section 2.8.

“Alternative Financing” has the meaning set forth in Section 6.18(d).

“Alternative Transaction” means the sale, lease, exchange or other disposition of any significant portion of any of Sellers’ properties or assets used in the Business (other than in the ordinary course of business) or of any shares of capital stock or other equity securities of any of the Sellers or any merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving any of the Sellers; provided, however, that for the avoidance of doubt, the commencement of a bankruptcy case involving a Seller under Title 11 of the United States Code shall not constitute an Alternative Transaction.

“Annual Financial Statements” has the meaning set forth in Section 4.4.

“Assigned Contracts” has the meaning set forth in Section 2.1(b).

“Assigned Valdosta Claims” means any right of Sellers to make a claim against any manufacturer, distributor, supplier or insurance company (under any insurance policy maintained by Rentech or a Seller) relating to the Valdosta Stacker Bearing.

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.2(a)(ii).

“Assignment and Assumption of Lease” has the meaning set forth in Section 3.2(a)(iv).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Assumed Plans” shall mean each Benefit Plan identified on Section 1.1 of the Disclosure Schedules.

“Assumed PTO” has the meaning set forth in Section 6.4(c).

“Auction” has the meaning set forth in Section 6.16(b).

“Balance Sheet” has the meaning set forth in Section 4.4.

“Balance Sheet Date” has the meaning set forth in Section 4.4.

“Bankruptcy Code” has the meaning set forth in Section 6.16(a).

“Bankruptcy Court” has the meaning set forth in Section 6.16(a).

“Base Purchase Price” has the meaning set forth in Section 2.5(a).

“Benefit Plan” has the meaning set forth in Section 4.14(a).

“Bill of Sale” has the meaning set forth in Section 3.2(a)(i).

“Books and Records” has the meaning set forth in Section 2.1(k).

“Breakup Fee” has the meaning set forth in Section 9.3(a).

“Business” means Sellers’ business of operating wood processing facilities in the United States. Notwithstanding anything to the contrary contained herein, the “Business” shall not include any business conducted by Rentech, the Fulghum SA Entities or Rentech’s other subsidiaries (other than Sellers).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York City, New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Insurance Policy” means the buyer-side representation and warranty insurance policy to be underwritten by BlueChip Underwriting Services LLC and issued to Buyer on terms and conditions set forth on Exhibit F reasonably satisfactory to Buyer and Sellers, the full premium of which is to be paid by Rentech and Sellers prior to or in connection with the Closing.

“Buyer Plans” has the meaning set forth in Section 6.4(b).

“Buyer Indemnitees” has the meaning set forth in Section 8.2.

“Buyer’s Closing Certificate” has the meaning set forth in Section 7.3(d).

“Cash and Cash Equivalents” means currency, coins, checks received by the Closing Date but not yet deposited, checking accounts, petty cash, savings accounts, money market accounts, and short-term, highly liquid investments with a maturity of three months or less at the time of purchase such as U.S. treasury bills and commercial paper.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Date Payment” has the meaning set forth in Section 2.5(b)(i).

“Closing Working Capital” means the Working Capital as of the end of the day on the Closing Date.

“Closing Working Capital Adjustment” has the meaning set forth in Section 2.7(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of April 11, 2017, by and between Rentech and Affiliate Guarantor, as modified on July 13, 2017, and subsequently assigned by Affiliate Guarantor to Buyer.

“Contracts” means all legally binding written contracts, leases, mortgages, licenses, instruments, notes, commitments, undertakings, indentures and other agreements existing as of the Closing Date.

“Debt Commitment Letter” means that certain commitment letter, dated as of December 4, 2017, from Progress Bank to Buyer.

“Deductible” has the meaning set forth in Section 8.4(b).

“Deeds” has the meaning set forth in Section 3.2(a)(v).

“Direct Claim” has the meaning set forth in Section 8.6(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers and Buyer concurrently with the execution and delivery of this Agreement.

“Dispute Accountant” means Carr Riggs & Ingram LLC, or, if such accounting firm declines or is unable to serve as Dispute Accountant hereunder, another independent accounting firm jointly selected by Buyer and Rentech.

“Disputed Items” has the meaning set forth in Section 2.7(d)(ii).

“Dollars or $” means the lawful currency of the United States.

“Drop Dead Date” has the meaning set forth in Section 9.1(b)(i).

“Employees” means those Persons employed by a Seller immediately prior to the Closing.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.

“Environmental Attributes” means those emissions and renewable energy credits, energy conservation credits, emissions offsets and allowances, emission reduction credits or words of similar import or regulatory effect (including emissions reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other federal, state or regional emission, renewable energy or energy conservation trading or budget program) that have been held, allocated to or acquired for the development, construction, ownership, lease, operation, use or maintenance of the Business or the Purchased Assets (a) as of the date of this Agreement; and (b) for future years for which allocations have been established and are in effect as of the date of this Agreement.

“Environmental Claim” means any Governmental Order, action, suit, claim, investigation or other legal proceeding by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, clearance, consent, waiver or exemption, issued, granted, given, or authorized by a Governmental Authority pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Escrow Agent” means Wells Fargo Bank, N.A., Birmingham, Alabama.

“Escrow Agreement” means that certain Escrow Agreement, to be entered into as of the Closing Date, by and among Buyer, Rentech and the Escrow Agent, in the form attached hereto as Exhibit G.

“Estimated Closing Working Capital” has the meaning set forth in Section 2.7(a).

“Estimated Closing Working Capital Statement” has the meaning set forth in Section 2.7(a).

“Estimated Property Taxes” has the meaning set forth in Section 6.14.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Contracts” has the meaning set forth in Section 2.2(c).

“Excluded Intellectual Property” has the meaning set forth in Section 2.2(d).

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Final Closing Working Capital” has the meaning set forth in Section 2.7(c).

“Final Closing Working Capital Adjustment” means the sum of (A) either (1) if the Target Working Capital exceeds the Final Closing Working Capital, the amount, if any, by which the difference between the Target Working Capital and the Final Closing Working Capital exceeds $-500,000.00 (which amount shall be a negative number) and (2) if the Final Closing Working Capital exceeds the Target Working Capital, the amount, if any, by which the difference between the Final Closing Working Capital and the Target Working Capital exceeds $500,000.00 (which amount shall be a positive number), and (B) minus the Closing Working Capital Adjustment (which may be a negative number).

“Final Closing Working Capital Statement” has the meaning set forth in Section 2.7(c).

“Final Resolution Date” has the meaning set forth in Section 2.7(d)(ii).

“Financial Statements” has the meaning set forth in Section 4.4.

“Financing” has the meaning set forth in Section 6.18(b).

“FIRPTA Certificate” has the meaning set forth in Section 7.2(j).

“Fulghum SA Entities” means Fulghum Fibres Uruguay S.A., Fulghum Fibres Chile S.A., Forestal Pacifico S.A. and Forestal Los Andes S.A.

“Fundamental Representation” means any representation or warranty in Section 4.1, Section 4.2, Section 4.7, Section 4.18, Section 5.1, Section 5.2, and Section 5.5.

“GAAP” means United States generally accepted accounting principles as in effect on the Closing Date.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction; provided, however, that the Bankruptcy Court shall not constitute a Governmental Authority.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, award or ruling entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-

made, that is hazardous, acutely hazardous, toxic, or classified under Environmental Law using words of similar import or regulatory effect; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Holdback Account” has the meaning set forth in Section 2.6(a).

“Indemnified Party” has the meaning set forth in Section 8.6.

“Indemnifying Party” has the meaning set forth in Section 8.6.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) telephone numbers and related rights, internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, email and web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections, financial reports and information, business and marketing plans, customers bids, proposals and offers, and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; (g) royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and (h) all rights to any action, suit or claim of any nature available to or being pursued by a Seller to the extent related to the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.

“Intellectual Property Agreements” means all licenses, sublicenses and other agreements by or through which other Persons grant a Seller or a Seller grants any other Persons any exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used in connection with the Business.

“Intellectual Property Assets” means all Intellectual Property that is owned by a Seller and used in connection with the Business, including the Intellectual Property Registrations set forth on Section 4.10(a) of the Disclosure Schedules.

“Intellectual Property Assignment Agreement” has the meaning set forth in Section 3.2(a)(ii).

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names, and registered copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 4.4.

“Interim Balance Sheet Date” has the meaning set forth in Section 4.4.

“Interim Financial Statements” has the meaning set forth in Section 4.4.

“Inventory” means all inventory, finished goods, raw materials, work in progress, packaging, tooling and supplies, parts and other inventories used or held for use by any Seller and including any of the foregoing held in consignment, bailment, or other similar arrangement by any third party.

“John Hancock Consent” has the meaning set forth in Section 5.4(a).

“John Hancock Debt” means that certain indebtedness owed to John Hancock Life Insurance Company for itself and as agent for the holder(s) thereof (“John Hancock”), in the aggregate original principal amount of $29,400,000, consisting of the following: (a) 6.9% Fixed Rate Senior Secured Note, dated June 15, 2007, in the original aggregate amount of $6,250,000 and with a maturity date of June 1, 2028; (b) 6.9% Fixed Rate Senior Secured Note, in the original aggregate amount of $6,250,000, that was reissued on September 1, 2011, in the aggregate amount of $6,236,022 and with a maturity date of June 1, 2028; (c) 6.9% Fixed Rate Senior Secured Note, in the original aggregate amount of $12,500,000, that was reissued on September 1, 2011 in the aggregate amount of $12,513,978 and with a maturity date of June 1, 2028; and (d) 5.5% Fixed Rate Senior Secured Note, dated April 12, 2011, in the aggregate original amount of $4,400,000 with a maturity date of June 1, 2028.

“Knowledge of Buyer” or “Buyer’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of Brett Davis.

“Knowledge of Sellers” or “Sellers’ Knowledge” or any other similar knowledge qualification, means the actual knowledge of those persons listed on Section 1.1(b) of the Disclosure Schedules.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.9(b).

“Leases” has the meaning set forth in Section 4.9(b).

“Losses” means actual out-of-pocket losses, damages, liabilities, costs or expenses, including reasonable attorneys’ fees.

“Material Adverse Effect” means any event, occurrence, condition or change that is materially adverse to (a) the results of operations, financial condition or assets of the Business, taken as a whole, or (b) the ability of Sellers to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) seasonal fluctuations in the Business; (vi) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vii) any matter of which Buyer is aware on the date hereof; (viii) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (ix) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of Employees, customers, suppliers, distributors or others having relationships with a Seller and the Business; (x) any natural or man-made disaster or acts of God; (xi) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of any failure under this clause (xi) (subject to the other provisions of this definition) shall not be excluded); or (xii) the commencement of a bankruptcy case under the Bankruptcy Code involving Rentech or any of its Affiliates.

“Material Contracts” has the meaning set forth in Section 4.6(a).

“Material Customers” has the meaning set forth in Section 4.17(a).

“Material Suppliers” has the meaning set forth in Section 4.17(b).

“Mill” means, as applicable, the Business operated by Sellers at the separate location included in the Purchased Assets as set forth on Section 2.12 of the Disclosure Schedules.

“Mill Adverse Event” means, with respect to any particular Mill, (a)(i) at or prior to Closing the principal customer of such Mill has terminated or has stated its intent to terminate its business relationship with such Mill and (ii) such termination or intention to terminate is still in existence as of the Closing, (b) by the Closing Buyer has not received all consents, authorizations, orders and approvals referred to in Section 1.1(c) of the Disclosure Schedules with respect to such Mill, in each case, in form and substance reasonably satisfactory to Buyer, or such consent shall have been revoked or (c) by the Closing Buyer has not received all Permits listed in Section 1.1(d) of the Disclosure Schedules with respect to such Mill.

“Mill Adverse Event Reduction” has the meaning set forth in Section 2.12(b).

“Mill-Level EBITDA” means the EBITDA for an applicable Mill as set forth on Section 2.12 of the Disclosure Schedules.

“Mill Objection Notice” has the meaning set forth in Section 2.12(a).

“New Title Exceptions” has the meaning set forth in Section 3.2(a)(xi).

“Objection Notice” has the meaning set forth in Section 2.7(d)(i).

“Owned Environmental Attributes” has the meaning set forth in Section 4.13(j).

“Owned Real Property” has the meaning set forth in Section 4.9(a).

“PCA” means Packaging Corporation of America, Inc.

“PCA Prepayment” means the monthly cash prepayment to the extent actually made by PCA to the Sellers, including to any escrow account for the benefit of the Sellers, for the month of the Closing. The Sellers anticipate invoicing PCA $572,602.63 on January 1, 2018.

“PCA Prepayment Adjustment Amount” means the PCA Prepayment for the month of the Closing multiplied by a fraction, the numerator of which is the number of calendar days remaining in the month of the Closing, inclusive of the Closing Date, and the denominator of which is the number calendar days in the month of Closing.

“Permits” means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities.

“Permitted Encumbrances” means: (a) liens for Taxes not yet due and payable, or for Taxes the validity or amount of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (b) materialmen’s, mechanics’, carriers’, workmen’s, repairmen’s, vendors’, suppliers’, warehousemen’s liens and other similar inchoate common law or statutory Encumbrances arising or incurred in the ordinary course of business and for which appropriate reserves have been established in accordance with GAAP; (c) with respect to Purchased Assets other than Real Property, pledges or deposits to secure obligations under Laws or similar legislation or to secure public or statutory obligations; (d) with respect to Purchased Assets other than Real Property, non-exclusive licenses of Intellectual Property entered into in the ordinary course of business; (e) with respect to the Real Property, (i) easements, licenses, covenants, rights-of-way, rights of re-entry or other similar Encumbrances and restrictions, including any other agreements, covenants, conditions or restrictions that would be shown by a current title report or other similar report or listing, (ii) any conditions that may be shown by a current survey or physical inspection, (iii) zoning, building, subdivision or other similar requirements or restrictions, and (iv) liens on leases, subleases, easement, licenses, right of use, right to access, rights of way and other non-fee estates, interests and/or rights in property benefitting or created by any superior estate, right or interest, in each case, that, (A) were not incurred in connection with any indebtedness for borrowed money and (B) do not materially impair the present use of the relevant properties or assets, taken as a whole; (f) any lien arising under any Contract evidencing indebtedness for borrowed money that will be released at or prior to the Closing; (g) any exception that the Title Company agrees to affirmatively insure over, (h) liens reflected on the

Preliminary Title Commitments other than the Scheduled Title Exceptions and the New Title Exceptions, and (i) liens securing the John Hancock Debt.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Pre-Closing Period” has the meaning set forth in Section 6.1.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Preliminary Title Commitments” means the preliminary title commitments attached as Exhibit J.

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and that portion of a Straddle Period beginning after the Closing Date.

“Purchase Price” has the meaning set forth in Section 2.5(a).

“Purchased Assets” has the meaning set forth in Section 2.1.

“Qualified Benefit Plan” has the meaning set forth in Section 4.14(b).

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Remove” with respect to any exception to title, shall mean that a Seller causes the Title Company to remove of record or affirmatively insure over the same, without any additional cost to Buyer, whether such removal or insurance is made available in consideration of payment, bonding, indemnity of such Seller or otherwise.

“Rentech” has the meaning set forth in the preamble.

“Report” has the meaning set forth in Section 2.7(d)(ii).

“Report Deadline” has the meaning set forth in Section 2.7(d)(ii).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Scheduled Title Exceptions” has the meaning set forth in Section 3.2(a)(xi).

“Schedule Supplement” has the meaning set forth in Section 6.3.

“Seller” or “Sellers” has the meaning set forth in the preamble.

“Seller Indemnitees” has the meaning set forth in Section 8.3.

“Sellers’ Closing Certificate” has the meaning set forth in Section 7.2(d).

“Seller’s Pro Rata Share” shall be the percentage indicated next to each Seller’s name on Section 2.5 of the Disclosure Schedule.

“Sellers’ Representative” has the meaning set forth in Section 10.14.

“Shareholder Approval Motion” has the meaning set forth in Section 6.16(a).

“Shareholder Approval Order” means the order by the Bankruptcy Court approving the Shareholder Approval Motion.

“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

“Tangible Personal Property” has the meaning set forth in Section 2.1(d).

“Target Working Capital” means $-100,000.00 (which amount is a negative number).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any Governmental Authority that imposes, or is charged with collecting, social security or similar charges or premiums.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 8.6(a).

“Title Company” means First American Title Insurance Company.

“Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Intellectual Property Assignment Agreement, the Assignment and Assumption of Lease, the Deeds, the other agreements, instruments and documents required to be delivered at the Closing under this Agreement, and any other agreements, instruments or documents that the parties agree shall be delivered at Closing.

“Transferred Employee” has the meaning set forth in Section 6.4(a).

“Valdosta Stacker Bearing” means the main bearing that requires or is expected to shortly require replacement or repair on the Stacker/Reclaimer located at the applicable Seller’s Valdosta, Georgia mill location.

“Working Capital” means with respect to the Sellers the current assets of the Sellers that are included in the line item categories of current assets specifically identified on Exhibit H less the current liabilities of the Sellers that are included in the line item categories of current liabilities specifically identified on Exhibit H, in each case, without duplication, and determined in a manner strictly consistent with GAAP and the principles and methodologies (including as they relate to the making of estimates) used by the Sellers in the preparation of the Financial Statements to the extent such principles and methodologies are in accordance with GAAP, provided that Working Capital shall not include Cash and Cash Equivalents. Notwithstanding the foregoing, the Working Capital shall include any Accounts Receivable of Sellers aged over ninety (90) days as of Closing, to the extent such Accounts Receivable are collected by Buyer during the ninety (90) days after the Closing Date.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, each Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from each Seller, free and clear of all Encumbrances other than Permitted Encumbrances, all of each Seller’s right, title and interest in and to all of the Sellers’ assets, properties and rights (other than the Excluded Assets), including, but not limited to, the following assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible, wherever located and whether now existing or hereafter acquired (all such assets, properties and rights, collectively, the “Purchased Assets”):

(a) the current assets of the Sellers that are included in the categories of current assets specifically identified on Exhibit H;

(b) all Contracts entered into in the ordinary course of business to which any Seller is a party, including, without limitation, all Contracts set forth on Section 2.1(b) of the Disclosure Schedules, the Leases set forth on Section 4.9(b) of the Disclosure Schedules, and the Intellectual Property Agreements set forth on Section 4.10(a) of the Disclosure Schedules (collectively, the “Assigned Contracts”);

(c) all Intellectual Property Assets, including all of Sellers’ rights in and to the trade names “Fulghum”, “Fulghum Fibres” or any other similar name used by any Seller in connection with the Business (it being understood that the Fulghum SA Entities have a registered trademark for the use of the trade names “Fulghum” and “Fulghum Fibres” in connection with their respective businesses in Chile and Uruguay, and no right to use such trade names in such locations are being conveyed herein);

(d) all furniture, fixtures, equipment, machinery, tools, spare and replacement parts, packaging materials, storage and shipping materials, vehicles, computer hardware and other hardware (including servers, routers, desktops, laptops, peripherals and mobile computing devices), trade fixtures, furniture, furnishings, office equipment and supplies, telephone and communications equipment and any other fixed assets or tangible personal property used or held for use in connection with the Business, including in each case those items listed on Section 2.1(d) of the Disclosure Schedules (the “Tangible Personal Property”);

(e) all Owned Real Property;

(f) all Leased Real Property;

(g) all Permits, including Environmental Permits, which are held by Sellers and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including, without limitation, those listed on Section 2.1(g) of the Disclosure Schedules, but only to the extent such Permits may be transferred under applicable Law;

(h) all credits, prepaid expenses and other items, deferred charges, advance payments, security and other deposits (including in respect of bonding obligations of the Business) and claims for refunds, reimbursements or proceeds therefrom, in each case, relating to the Business or any of the Purchased Assets or Assumed Liabilities (except to the extent arising under any Excluded Contract), including the Assigned Valdosta Claims;

(i) all rights to payments arising out of Assigned Contracts and all Accounts Receivable (except to the extent arising under any Excluded Contract), however arising, including, in each case, all rights, claims (including any cross-claim or counterclaim), causes of action, suits, charges, complaints, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), disputes, and remedies relating thereto and any related deposits, security and collateral therefor, in each case as in existence on the Closing Date, including the Assigned Valdosta Claims;

(j) all of Sellers’ rights under or pursuant to any warranties, representations, indemnities, guarantees or similar rights made by suppliers, manufacturers, contractors or other third parties in connection with any products or services provided to a Seller in connection with the Business or with respect to any Purchased Asset (except to the extent arising under any Excluded Contract);

(k) originals, or where not available, copies, of all books and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements and marketing and promotional surveys, material and research, that relate to the Business or the Purchased Assets, other than books and records set forth in Section 2.1(k) of the Disclosure Schedules (“Books and Records”);

(l) all assets set aside in trust (including any rabbi trust) to fund any Assumed Plan; and

(m) all goodwill associated with any of the assets described in the foregoing clauses.

Section 2.2 Excluded Assets. Other than the Purchased Assets described in Section 2.1, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Sellers are not selling or assigning, any other assets or properties of Sellers, and all such other assets and properties shall be excluded from the Purchased Assets (the “Excluded Assets”). Excluded Assets include the following assets and properties of Sellers:

(a) all Cash and Cash Equivalents (including any PCA Prepayment), bank accounts and securities of Sellers, other than any escrow or other account relating to the John Hancock Debt;

(b) all equity interests in Sellers and the Fulghum SA Entities;

(c) all Contracts that are not Assigned Contracts, including, without limitation, those set forth on Section 2.2(c) of the Disclosure Schedules (collectively, the “Excluded Contracts”);

(d) the Intellectual Property set forth on Section 2.2(d) of the Disclosure Schedules (the “Excluded Intellectual Property”);

(e) the company seals, organizational documents, minute books, Tax Returns, books of account or other records having to do with the company organization of each Seller, all employee-related or employee benefit-related files or records, other than personnel files of Transferred Employees, and any other books and records which any Seller is prohibited from disclosing or transferring to Buyer under applicable Law and is required by applicable Law to retain;

(f) all insurance policies of Sellers, all rights to applicable claims and proceeds thereunder, and all credits, prepaid expenses and other items, deferred charges, advance payments, and security and other deposits from any insurance policies of Sellers, except the Assigned Valdosta Claims;

(g) all assets intended to fund or otherwise attributable to Benefit Plans (other than the Assumed Plans), including any such assets set aside in trust;

(h) all Tax assets (including duty and Tax refunds, credits and prepayments) of Sellers or any of their respective Affiliates and all Tax assets (including duty and Tax refunds, credits and prepayments) related to the Business or Purchased Assets that are allocable to a Pre-Closing Tax Period;

(i) all rights to any action, suit or claim of any nature available to or being pursued by any Seller, whether arising by way of counterclaim or otherwise, relating to any Excluded Contract, Excluded Intellectual Property, or Excluded Liabilities;

(j) any intercompany Accounts Receivable between a Seller, on the one hand, and Rentech or an Affiliate of Rentech (other than a Seller), on the other hand; and

(k) the rights which accrue or will accrue to Sellers under the Transaction Documents.

Section 2.3 Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge when due all of the following liabilities, obligations and commitments of any Seller (and, to the extent expressly set forth in Section 2.3(d), such Seller’s Affiliates) accruing, arising out of or relating to the ownership and operation of the Business or the Purchased Assets at, prior to or after the Closing, other than the Excluded Liabilities (collectively, the “Assumed Liabilities”):

(a) except for those liabilities defined as Excluded Liabilities pursuant to Section 2.4(b), Section 2.4(c), Section 2.4(d), Section 2.4(e), Section 2.4(f) and Section 2.4(g), all liabilities accrued on the Interim Balance Sheet and all liabilities of the same categories as identified in the line items in the Interim Balance Sheet incurred by any Seller after the Interim Balance Sheet Date in the ordinary course of business;

(b) the current liabilities of Sellers included in the calculation of Closing Working Capital;

(c) all liabilities and obligations arising under or relating to the Assigned Contracts that are required to be performed prior to, at or after the Closing;

(d) except for those liabilities defined as Excluded Liabilities pursuant to Section 2.4(d), all liabilities and obligations (i) arising at, prior to or after the Closing under any Assumed Plan, (ii) relating to employee benefits, compensation or other arrangements with respect to any Transferred Employee set forth on Section 2.3(d) of the Disclosure Schedules that arise at or after the Closing or, to the extent such liabilities and obligations are accrued but unpaid or unsatisfied as of the Closing, arise prior to the Closing, and/or (iii) otherwise assumed by Buyer pursuant to Section 6.4;

(e) all liabilities and obligations for (i) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any Post-Closing Tax Period and (ii) Taxes for which Buyer is liable pursuant to Section 6.13;

(f) all other liabilities and obligations arising out of or relating to Buyer’s ownership or operation of the Business and the Purchased Assets after the Closing; and

(g) the John Hancock Debt and the equipment leases identified on Section 4.7 of the Disclosure Schedules.

Section 2.4 Excluded Liabilities. Notwithstanding anything contained herein to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any of the following liabilities or obligations of Sellers (collectively, the “Excluded Liabilities”):

(a) any liabilities or obligations arising out of or relating to any Seller’s ownership or operation of the Business and the Purchased Assets prior to the Closing other than the Assumed Liabilities;

(b) any liabilities or obligations to the extent relating to or arising out of the Excluded Assets;

(c) any liabilities or obligations for (i) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period, including any income taxes, and (ii) any other Taxes of Sellers or any equity holders or Affiliates of any Seller (other than Taxes allocated to Buyer under Section 6.13 or Section 6.14) for any taxable period;

(d) except as specifically provided in Section 6.4, any liabilities or obligations of a Seller relating to or arising out of (i) termination of employment of any Employee at or prior to the Closing, (ii) workers’ compensation claims of any Employee which relate to events occurring prior to the Closing, (iii) all discretionary Rentech Management Incentive Bonuses for 2016, which were accrued in the amount of $185,967, and for 2017, which were accrued through October 31, 2017 in the amount of $176,209 and which has been projected to be approximately $211,451 for all of calendar year 2017, and all Christmas Bonuses for 2017, which were accrued through October 31, 2017 in the amount of approximately $65,950, or (iv) the payment of any other bonus payable to any Employee upon the Closing;

(e) any costs or expenses of a Seller arising or incurred in connection with the negotiation, preparation, investigation or performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(f) any intercompany accounts payable between a Seller, on the one hand, and Rentech or an Affiliate of Rentech (other than a Seller), on the other hand; and

(g) any liabilities and obligations of a Seller set forth on Section 2.4(g) of the Disclosure Schedules.

Section 2.5 Purchase Price.

(a) Amount. The aggregate consideration for the Purchased Assets shall be $28,000,000 (the “Base Purchase Price”) plus the Assumed Liabilities (other than the John Hancock Debt), allocated among the Sellers in accordance with Section 2.5(a) of the Disclosure Schedules, as adjusted pursuant to Section 2.5(b), Section 2.7, Section 2.12, Section 6.14, or Section 6.17 (the “Purchase Price”).

(b) Payment of Initial Purchase Price. At Closing, Buyer shall:

(i) pay Sellers an aggregate amount equal to the sum of (A) the Base Purchase Price, (B) plus the amount of any Closing Working Capital Adjustment (which may be a negative number), (C) minus the aggregate amount of principal and accrued interest under the John Hancock Debt as of the Closing, (D) minus the amount of any Mill Adverse Event Reduction, (E) minus any PCA Prepayment Adjustment Amount, (F) minus the Holdback Amount, (G) minus any Estimated Property Taxes allocated to Sellers pursuant to Section 6.14 and Section 6.15, and (H) minus any payments or reimbursements required by Section 6.17 (such sum, the “Closing Date Payment”);

(ii) assume the Assumed Liabilities (including the John Hancock Debt); and

(iii) deposit the Holdback Amount with the Escrow Agent in accordance with Section 2.6.

Section 2.6 Escrow; Holdback Amount.

(a) At the Closing, Buyer shall wire transfer to an account with the Escrow Agent (The “Holdback Account”) an amount, subject to adjustment in accordance with Section 2.7(b), equal to $500,000 (the “Holdback Amount”) in immediately available funds to satisfy (i) any adjustments to the Purchase Price after the Closing in favor of Buyer pursuant to Section 2.7, as such amount may be increased in accordance with Section 2.7(b), and (ii) any and all claims made by Buyer or any other Buyer Indemnitee against Rentech or a Seller pursuant to Article VIII.

(b) In accordance with the Escrow Agreement, any unused portion of the Holdback Amount not utilized for adjustments to the Purchase Price pursuant to Section 2.7 and not utilized or subject to any pending claims by the Buyer Indemnitees will be wire transferred by the Escrow Agent to Sellers’ Representative for the benefit of the Sellers on the date that is one-hundred twenty (120) days following the Closing Date (or if such day is not a Business Day, on the first Business Day after such date).

Section 2.7 Purchase Price Adjustment.

(a) Estimated Closing Working Capital Statement. At least five (5) Business Days before the Closing, Rentech and Sellers shall prepare and deliver to Buyer a statement setting forth its good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall contain an estimated balance sheet of the Sellers as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Estimated Closing Working Capital (the “Estimated Closing Working Capital Statement”), and a certificate of the chief financial officer or other appropriate officer of Rentech and the chief financial officer or other appropriate officer of Fulghum Fibres, Inc., on behalf of itself and each Seller, that the Estimated Closing Working Capital Statement was prepared in accordance with Exhibit H.

(b) Closing Purchase Price Adjustment. On the Closing Date, as provided in Section 2.5(b)(i), the Closing Date Payment shall be determined, in part, by reducing it by the Closing Working Capital Adjustment (if a negative number) or increasing it by the Closing Working Capital Adjustment (if a positive number), which increase shall be added to the Holdback Amount as set forth in Section 2.6(a) for resolution in accordance therewith. The “Closing Working Capital Adjustment” means (i) if the Target Working Capital exceeds the Estimated Closing Working Capital, the amount, if any, by which the difference between the Target Working Capital and the Estimated Closing Working Capital exceeds $-500,000.00 (which amount shall be a negative number) and (ii) if the Estimated Closing Working Capital exceeds the Target Working Capital, the amount, if any, by which the difference between the Estimated Closing Working Capital and the Target Working Capital exceeds $500,000.00 (which amount shall be a positive number).

(c) Final Closing Working Capital Statement. No later than ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Sellers’ Representative and Sellers a statement setting forth its good faith calculation of Closing Working Capital (the “Final Closing Working Capital”), which statement shall contain a balance sheet of the Sellers as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Final Closing Working Capital (the “Final Closing Working Capital Statement”), and a certificate of the chief financial officer or other appropriate officer of Buyer that the Final Closing Working Capital Statement was prepared in accordance with Exhibit H. During such ninety (90) day period, Buyer shall use commercially reasonably efforts to collect the Accounts Receivable included in the Purchased Assets.

(d) Review by Sellers’ Representative; Dispute Resolution.

(i) During the thirty (30) days after delivery of the Final Closing Working Capital Statement, Buyer will make available to Sellers’ Representative and its accountants all work papers used in preparing the calculations in the Final Closing Working Capital Statement (including the related balance sheet) as Sellers’ Representative shall reasonably request. If Sellers’ Representative disagrees with any of Buyer’s calculations set forth in the Final Closing Working Capital Statement, Sellers’ Representative may, within thirty (30) days after delivery of the Final Closing Working Capital Statement, deliver a written notice (the “Objection Notice”) to Buyer disagreeing with such calculations. Any such Objection Notice shall specify in reasonable detail those specific items and amounts as to which Sellers’ Representative disagrees and the basis therefor.

(ii) If an Objection Notice is delivered pursuant to Section 2.7(d)(i), Sellers’ Representative and Buyer shall, during the ten (10) days following such delivery, use their good faith efforts to reach agreement on the value of the disputed items or amounts. If, during such period, Sellers’ Representative and Buyer are able to reach such agreement, the Final Closing Working Capital Statement shall be adjusted to reflect the items agreed to by Sellers’ Representative and Buyer and shall be final and binding on the parties. If, during such period, Sellers’ Representative and Buyer are unable to reach such agreement, they shall promptly thereafter cause the Dispute Accountant to promptly review this Agreement and the submissions of Sellers’ Representative and Buyer described below for the purpose of calculating the value of those items or amounts disputed by Sellers’ Representative in the Objection Notice which remain in dispute (the “Disputed Items”). Within ten (10) days after retaining the Dispute Accountant (the “Report Deadline”), each of Sellers’ Representative, on the one hand, and Buyer, on the other hand, shall deliver to the other party or parties and the Dispute Accountant a report (each, a “Report”) setting forth such party’s determination and calculation of the Disputed Items. If Sellers’ Representative, on the one hand, or Buyer, on the other hand, fail to deliver a Report on or prior to the Report Deadline, such party shall be deemed to have agreed with the calculation of the Disputed Items contained in the other party’s Initial Report. Any Report, response to inquiries or other communication delivered by or on behalf of Sellers’ Representative or Buyer to the Dispute Accountant or from the Dispute Accountant to the parties or their Representatives shall be simultaneously delivered to the other party. In making calculations pursuant to this Section 2.7(d)(ii), the Dispute Accountant (A) shall consider only the Disputed Items that remain in dispute as of the time of such determination; (B) shall not assign a value to any Disputed Item greater than the greatest value for such Disputed Item assigned by Sellers’ Representative in the Objection Notice, on the one hand, or Buyer in the Final Closing Working Capital Statement, on the other hand, or less than the smallest value for such Disputed Item assigned by Sellers’ Representative in the Objection Notice, on the one hand, or Buyer in the Final Closing Working Capital Statement, on the other hand; and (C) shall act as an expert and not as an arbitrator. No party will disclose to the Dispute Accountant, and the Dispute Accountant will not consider for any purpose, any settlement discussions or settlement offer made by any party, unless otherwise agreed in writing by Sellers’ Representative and Buyer. The Dispute Accountant’s determination of the Disputed Items will be based solely on Sellers’ Representative’s and Buyer’s respective Report (if any) and responses (if any) to the Dispute Accountant’s inquiries (i.e., not on the basis of independent review). The Dispute Accountant shall deliver to Sellers’ Representative and Buyer, within twenty (20) days of the Report Deadline, a report setting forth the Dispute Accountant’s calculations of the Disputed Items that remain in dispute as of such date. Such report shall be final, binding and conclusive upon each of the parties hereto and the Final Closing Working Capital Statement shall be adjusted to reflect (x) all items and amounts (if any) in the Final Closing Working Capital Statement that were not disputed in the Objection Notice, (y) all items and amounts (if any) for which Sellers’ Representative and Buyer reached an agreement and (z) the calculations of all Disputed Items set forth in the Dispute Accountant’s report. Such Final Closing Working Capital Statement and the amounts set forth thereon shall be final and binding on the parties. The cost of the Dispute Accountant’s review and report shall be borne (and paid) by Sellers’ Representative, on the one hand, and Buyer, on the other hand, based on the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For purposes of this Agreement, the “Final Resolution Date” shall be (I) thirty (30) days after delivery of the Final Closing Working Capital Statement if no Objection Notice is delivered or (II) if an Objection Notice is timely delivered, then the earlier of when the parties reach a written agreement on the value of the Disputed Items or the Dispute Accountant delivers its report.

(e) Final Purchase Price Adjustment. Within five (5) Business Days after the Final Resolution Date:

(i) if the Final Closing Working Capital Adjustment is a positive number, then Buyer shall pay the amount of such Final Working Capital Adjustment to Sellers’ Representative for distribution among the Sellers in the proportions reflected on Section 2.5(a) of the Disclosure Schedules by wire transfer of immediately available funds; and

(ii) if the Final Closing Working Capital Adjustment is a negative number, then Sellers’ Representative and Buyer shall, in accordance with the Escrow Agreement, direct the Escrow Agent to disburse to Buyer the absolute value of such Final Working Capital Adjustment from the Holdback Amount (it being understood that the Holdback Amount is the sole source of payment for any amounts owed by Sellers’ Representative or Sellers under this Section 2.7(e)).

Section 2.8 Allocation of Purchase Price. At least five (5) Business Days prior to the Closing Date, Sellers’ Representative shall deliver to Buyer a schedule (the “Allocation Schedule”) allocating the Purchase Price (including any Assumed Liabilities treated as consideration for the Purchased Assets for Tax purposes) among each Seller and among the assets sold by each Seller (the “Allocation”). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code. The Allocation Schedule shall be deemed final unless Buyer notifies Sellers’ Representative in writing that Buyer objects to one or more items reflected in the Allocation Schedule within thirty (30) days after delivery of the Allocation Schedule to Buyer. In the event of any such objection, Sellers’ Representative and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Sellers’ Representative and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within sixty (60) days after the delivery of the Allocation Schedule to Buyer, such dispute shall be resolved by the Dispute Accountant. The fees and expenses of such accounting firm shall be borne equally by Sellers’ Representative, on the one hand, and Buyer, on the other. If the Purchase Price is adjusted pursuant to Section 2.7, the Allocation shall be adjusted as mutually agreed by Sellers’ Representative and Buyer. Sellers’ Representative and Buyer each agree to file and cause to be filed all of their respective IRS Forms 8594 and all federal, state and local Tax Returns in accordance with the Allocation Schedule.

Section 2.9 Non-assignable Assets.

(a) Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 2.9, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Buyer of any Purchased Asset would result in a violation of applicable Law, or would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including any Governmental Authority), and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof; provided, however, that, subject to the satisfaction or waiver of the conditions contained in Article VII, the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof. Following the Closing, each of the Sellers and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver, or any release, substitution or amendment required to novate all liabilities and obligations under any and all Assigned Contracts or other liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Buyer shall be solely responsible for such liabilities and obligations from and after the Closing Date; provided, however, that none of the Sellers nor Buyer shall be required to pay any consideration therefor. Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, Sellers shall sell, assign, transfer, convey and deliver to Buyer the relevant Purchased Asset to which such consent, authorization, approval, waiver, release, substitution or amendment relates for no additional consideration. Applicable sales, transfer and other similar Taxes in connection with such sale, assignment, transfer, conveyance or license shall be paid by Buyer in accordance with Section 6.13.

(b) To the extent that any Purchased Asset or Assumed Liability cannot be transferred to Buyer following the Closing pursuant to this Section 2.9, Buyer and each Seller shall use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Purchased Asset or Assumed Liability, as the case may be, to Buyer as of the Closing and the performance by Buyer of its obligations with respect thereto. Buyer shall, as agent or subcontractor for each Seller pay, perform and discharge fully the liabilities and obligations of each such Seller thereunder from and after the Closing Date. To the extent permitted under applicable Law, each Seller shall, at Buyer’s expense, hold in trust for and pay to Buyer promptly upon receipt thereof, such Purchased Asset and all income, proceeds and other monies received by such Seller to the extent related to such Purchased Asset in connection with the arrangements under this Section 2.9. Each Seller shall be permitted to set off against such amounts all direct costs associated with the retention and maintenance of such Purchased Assets. Notwithstanding anything herein to the contrary, the provisions of this Section 2.9 shall not apply to any consent or approval required under any antitrust, competition or trade regulation Law, which consent or approval shall be governed by Section 6.8.

Section 2.10 Third Party Consents. To the extent that Sellers’ rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Rentech and Sellers, at their expense, shall use their commercially reasonable efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Notwithstanding any provision in this Section 2.10 to the contrary, Buyer shall not be deemed to have waived any of its other rights hereunder unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.

Section 2.11 Cooperation. In the event any of Rentech or any Seller shall receive payment for Accounts Receivable, which constitute Purchased Assets, following the Closing, it shall hold such amounts in trust for Buyer and thereafter promptly remit such payments to Buyer. In the event Buyer shall receive payment for any Accounts Receivable, which constitute Excluded Assets, following the Closing, it shall promptly remit such payments to Sellers’ Representative for distribution to Rentech or Sellers, as applicable.

Section 2.12 Purchase Price Adjustment for Mill Adverse Event.

(a) Notwithstanding anything contained herein to the contrary, in lieu of Buyer exercising any right that it may have to refuse to consummate the transactions hereunder as a result of the failure of any condition to closing set forth in Section 7.2 hereof, if applicable, if a Mill Adverse Event shall have occurred with respect to any particular Mill prior to Closing and such Mill Adverse Event shall continue to be in existence on the Closing Date, Buyer shall have the right in its sole discretion to object to the inclusion of such Mill in the Purchased Assets by delivering written notice of such objection (the “Mill Objection Notice”) at or prior to Closing. In the event Buyer delivers a Mill Objection Notice at Closing, the Closing Date shall be delayed until the third (3rd) Business Day thereafter. The Mill Objection Notice shall include Buyer’s calculation of the reduction to the Purchase Price resulting from the exclusion of the Mill as provided in Section 2.12(b).

(b) If Buyer shall deliver a Mill Objection Notice with respect to a Mill, at the Closing (i) all assets, properties and rights associated with such Mill shall be deemed Excluded Assets, (ii) all liabilities associated with such Mill shall be deemed Excluded Liabilities, (iii) all employees associated with such Mill shall not be deemed Transferred Employees, and (iv) the Purchase Price shall be reduced by an amount equal to the Mill-Level EBITDA for such Mill multiplied by five (5) (the “Mill Adverse Event Reduction”), and such reduction shall be taken from the Closing Date Payment. Notwithstanding the foregoing, in the event that the such reduction in the Purchase Price is greater than $1,500,000, Rentech shall have the right to terminate this Agreement pursuant to Section 9.1(c)(iii) within five (5) Business Days after receipt of the Mill Objection Notice.

(c) If Buyer delivers a Mill Objection Notice as provided above, the Closing occurs and Sellers have cured all Mill Adverse Events associated with a Mill subject to a Mill Objection Notice on or before the date that is thirty (30) days after Closing, the parties hereto shall have a subsequent closing in accordance herewith within five (5) Business Days following Buyer’s receipt of evidence reasonably satisfactory to Buyer of such cure pursuant to which Buyer shall purchase (i) all assets, properties and rights associated with such Mill that would previously have been deemed Purchased Assets, (ii) assume all liabilities associated with such Mill as Assumed Liabilities to the same extent as previously contemplated herein, and (iii) agree to hire all such previously agreed upon Employees associated with such Mill effective as of such subsequent closing date. All remaining conditions to closing set forth in Section 7.2 (other than Section 7.2(h) and Section 7.2(j)) solely to the extent applicable to such Mill shall remain in effect at such subsequent closing. The Purchase Price at such subsequent closing shall be an amount equal to the Mill Adverse Event Reduction for the Mill to be purchased.

ARTICLE III

CLOSING

Section 3.1 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall occur remotely via the exchange of documents electronically (other than with respect to the deliverables set forth in Section 3.2(a)(v), for which Rentech and Sellers shall deliver “wet” signed original copies to the Title Company via nationally recognized overnight courier) two (2) Business Days after the day on which all of the conditions to Closing set forth in Article VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), subject to any adjustment required by Section 2.12(a), or at such other time, date or place as Rentech and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date,” and the Closing will be deemed effective as of 11:59 p.m., Eastern Standard Time, on the Closing Date.

Section 3.2 Closing Deliverables.

(a) At the Closing, Rentech and Sellers shall deliver to Buyer the following:

(i) a bill of sale in the form of Exhibit A hereto (the “Bill of Sale”) and duly executed by each Seller, transferring the Tangible Personal Property included in the Purchased Assets to Buyer;

(ii) an assignment and assumption agreement in the form of Exhibit B hereto (the “Assignment and Assumption Agreement”) and duly executed by each Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iii) with respect to the Intellectual Property Assets, an Intellectual Property Assignment Agreement substantially in the form of Exhibit C hereto (the “Intellectual Property Assignment Agreement”) and duly executed by each Seller, effecting the assignment to and assumption by Buyer of the Intellectual Property Assets;

(iv) with respect to each Lease, an Assignment and Assumption of Lease substantially in the form of Exhibit D hereto (each, an “Assignment and Assumption of Lease”), duly executed by the Seller that is party to such Lease and, if necessary, the signature of such Seller’s authorized signatory shall be witnessed and/or notarized;

(v) with respect to each parcel of Owned Real Property, the following deeds (the “Deeds”) duly executed by the Seller then owning such parcel of Owned Real Property and, if necessary, witnessed and/or notarized: (A) a limited warranty deed substantially in the form of Exhibit E-1 hereto for any such parcel of Owned Real Property located in the State of Georgia; and (B) a special warranty deed substantially in the form of Exhibit E-2 hereto for any such parcel of Owned Real Property located in the State of Mississippi;

(vi) such affidavits that are sufficient (as reasonably determined by the Title Company) to Remove the general exceptions for mechanic’s and materialmen’s liens and parties in possession by, through, or under the applicable Seller, and other documents reasonably required by the Title Company in order to issue the title policy pursuant to Section 7.2(g);

(vii) such other documents, certificates and instruments reasonably necessary (as reasonably determined by the Title Company) in order to effectuate the transactions described herein;

(viii) the Sellers’ Closing Certificate;

(ix) the FIRPTA Certificate;

(x) the certificates of the Secretary or Assistant Secretary (or equivalent or other acceptable office) of each Seller required by Section 7.2(i);

(xi) a release in recordable form of (a) the items identified on Schedule 3.2(a)(xi) attached hereto (the “Scheduled Title Exceptions”) and (b) any other lien encumbering the Owned Real Property arising after the effective date of each of the Preliminary Title Commitments, respectively, that can be satisfied by the payment of a then ascertainable sum certain of money (the “New Title Exceptions”), including (A) mechanics’ and materialmen’s liens, (B) ad valorem taxes and assessments that are currently due and payable, (C) any mortgage, deed of trust, deed to secure debt or other loan security documents, judgements, tax liens and (D) any lis pendens, but, in each case, excluding any Permitted Encumbrance; provided that for any such lien, in lieu of such release, Rentech and Sellers may instead cause the Title Company to issue affirmative insurance and/or an endorsement to insure over such lien or provide evidence of such lien being bonded over in accordance with applicable law or the amounts pertaining to an inchoate lien or to a judgment having been paid; and

(xii) all such other bills of sale, assignments and other instruments of assignment, transfer or conveyance as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, transfer, assignment, conveyance and delivery of the Purchased Assets to Buyer, together with any other filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b) At the Closing, Buyer shall deliver to Sellers the following:

(i) the Closing Date Payment;

(ii) the Assignment and Assumption Agreement duly executed by Buyer;

(iii) the Intellectual Property Assignment Agreement duly executed by Buyer;

(iv) with respect to each Lease, an Assignment and Assumption of Lease duly executed by Buyer and, if necessary, Buyer’s signature shall be witnessed and/or notarized;

(v) such documents reasonably required by the Title Company in order to issue the title policy pursuant to Section 7.2(i);

(vi) such other documents, certificates and instruments reasonably necessary (as reasonably determined by the Title Company) in order to effectuate the transactions described herein;

(vii) the Buyer’s Closing Certificate;

(viii) the certificates of the Secretary or Assistant Secretary (or equivalent or other acceptable office) of Buyer required by Section 7.3(f) and Section 7.3(g); and

(ix) all such other bills of sale, assignments and other instruments of assignment, transfer or conveyance as Sellers may reasonably request or as may be otherwise necessary to evidence and effect the sale, transfer, assignment, conveyance and delivery of the Purchased Assets to Buyer, together with any other filings or documents, in form and substance reasonably satisfactory to Sellers, as may be required to give effect to this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF RENTECH AND SELLERS

Except as set forth in the Disclosure Schedules, Rentech and each Seller, jointly and severally, represent and warrant to Buyer that the statements contained in this Article IV are true and correct as of the date hereof and as of the Closing Date.

Section 4.1 Organization and Qualification of Sellers. Each Seller is an entity duly organized, validly existing and in good standing under the Laws of the State indicated in Section 4.1 of the Disclosure Schedules and has all necessary company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Each Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

Section 4.2 Authority of Seller. Each Seller has all necessary company power and authority to enter into this Agreement and the other Transaction Documents to which such Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby; provided, however, that the foregoing shall be subject to entry of the Shareholder Approval Order. The execution and delivery by each Seller of this Agreement and any other Transaction Document to which such Seller is a party, the performance by each Seller of its obligations hereunder and thereunder and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite company action on the part of each Seller; provided, however, that the foregoing shall be subject to entry of the Shareholder Approval Order. This Agreement has been duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which such Seller is or will be a party has been duly executed and delivered by such Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.3 No Conflicts; Consents. The execution, delivery and performance by each Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) upon entry of the Shareholder Approval Order, result in a violation or breach of any provision of the organizational and governing documents of each Seller; (b) upon entry of the Shareholder Approval Order, result in a violation or breach of any provision of any Law or Governmental Order applicable to each Seller, the Business or the Purchased Assets; or (c) except as set forth in Section 4.3 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Material Contract; except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect. Except as set forth in Section 6.16 or Section 4.3 of the Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to each Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 4.4 Financial Statements. Copies of the unaudited financial statements consisting of the consolidated balance sheet of Sellers as at December 31 in each of the years 2014, 2015 and 2016 and the related consolidated statements of income and cash flow for the years then ended (the “Annual Financial Statements”), and unaudited consolidated financial statements consisting of the consolidated balance sheet of Sellers as at November 30, 2017 and the related consolidated statements of income for the eleven-month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) have been delivered or made available to Buyer. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes. The Financial Statements fairly present in all material respects the financial condition of Sellers as of the respective dates they were prepared and the results of the operations of Sellers for the periods indicated. The consolidated balance sheet of Sellers as of December 31, 2016 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the consolidated balance sheet of Sellers as of November 30, 2017 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.

Section 4.5 Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by this Agreement or as set forth on Section 4.5 of the Disclosure Schedules, from the Interim Balance Sheet Date until the date of this Agreement, Rentech and Sellers have operated the Business in the ordinary course of business in all material respects and there has not been, with respect to the Business, any:

(a) a Material Adverse Effect;

(b) sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet, except for the sale of Inventory in the ordinary course of business and except for any Purchased Assets having an aggregate value of less than $35,000;

(c) cancellation of any debts or waiver of any rights constituting Purchased Assets, except in the ordinary course of business;

(d) capital expenditures in an aggregate amount exceeding $100,000 which would constitute an Assumed Liability;

(e) imposition of any Encumbrance upon any of the Purchased Assets, except for Permitted Encumbrances;

(f) increase in the compensation of any Employees, other than as provided for in any written agreements or in the ordinary course of business;

(g) adoption, termination or material amendment of any Benefit Plan, the effect of which in the aggregate would increase the obligations of Sellers by more than 10% percent of their aggregate existing annual obligations to such plans;

(h) adoption of any plan of merger or consolidation or, with respect to any Seller (but excluding any filing contemplated in Section 6.16 hereof), any reorganization, liquidation or dissolution or filing of a petition for relief under the Bankruptcy Code or consent to the filing of any involuntary bankruptcy petition against it;

(i) purchase or other acquisition of any property or asset that constitutes a Purchased Asset for an amount in excess of $35,000, except for purchases of Inventory or supplies in the ordinary course of business;

(j) termination of any full time employee of a Seller other than for cause; or

(k) any agreement to do any of the foregoing.

Section 4.6 Material Contracts.

(a) Section 4.6(a) of the Disclosure Schedules lists each of the following Contracts to which any Seller is a party or by which it is bound in connection with the Business or the Purchased Assets (together with all Leases listed in Section 4.9(b) of the Disclosure Schedules and all Intellectual Property Agreements listed in Section 4.10(a) of the Disclosure Schedules, collectively, the “Material Contracts”):

(i) all Contracts involving the processing of wood;

(ii) all other Contracts (other than any Benefit Plan) involving aggregate consideration in excess of $35,000 or requiring performance by any party more than one (1) year from the date hereof, which, in each case, cannot be cancelled without penalty or without more than 90 days’ notice;

(iii) all Contracts that relate to the sale of any of the Purchased Assets, other than in the ordinary course of business, for consideration in excess of $35,000;

(iv) all Contracts that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case involving amounts in excess of $35,000;

(v) except for agreements relating to trade payables, all Contracts relating to indebtedness (including, without limitation, guarantees), in each case having an outstanding principal amount in excess of $35,000;

(vi) all Contracts between or among any of the Sellers on the one hand and any Affiliate of a Seller on the other hand; and

(vii) all collective bargaining agreements or Contracts with any labor organization, union or association, in any case, involving any Seller or any Employee.

(b) Except as set forth on Section 4.6(b) of the Disclosure Schedules, no Seller is in breach of, or default under, any Material Contract, except for such breaches or defaults that would not have a Material Adverse Effect.

(c) Except as set forth on Section 4.6(c), none of the Excluded Contracts are material to the operation of the Business of the Sellers.

Section 4.7 Title to Tangible Personal Property. Except as set forth in Section 4.7 of the Disclosure Schedules, Sellers have good and valid title to, or a valid leasehold interest in, all material Tangible Personal Property included in the Purchased Assets, free and clear of Encumbrances except for Permitted Encumbrances.

Section 4.8 Condition and Sufficiency of Assets. Except as set forth in Section 4.8 of the Disclosure Schedules, all Tangible Personal Property included in the Purchased Assets, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such Tangible Personal Property is in need of maintenance or repairs except for ordinary maintenance and repairs in the ordinary course of business that are not material in nature or cost. Except as set forth in Section 4.8 of the Disclosure Schedules, the Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted.

Section 4.9 Real Property.

(a) Section 4.9(a) of the Disclosure Schedules sets forth each parcel of real property owned by each Seller and used in or necessary for the conduct of the Business as currently conducted (together with all buildings, fixtures, structures and improvements situated thereon and all easements, rights-of-way and other rights and privileges appurtenant thereto, collectively, the “Owned Real Property”), including with respect to each property, the address location and use.

(b) Section 4.9(b) of the Disclosure Schedules sets forth all material real property leased by each Seller and used in connection with the Business (collectively, the “Leased Real Property”), and a description, as of the date of this Agreement, of the lease agreement for each Leased Real Property (collectively, the “Leases”). With respect to each Lease of which a Seller is a party:

(i) such Lease is valid, binding, enforceable and in full force and effect with respect to the applicable Seller and, to Sellers’ Knowledge, the other party or parties thereto, and such Seller enjoys peaceful and undisturbed possession of the Leased Real Property;

(ii) such Seller is not in breach or default under such Lease, and, to Sellers’ Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and such Seller has paid all rent due and payable under such Lease;

(iii) such Seller has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by such Seller under any of the Leases and, to the Knowledge of Sellers, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(iv) such Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(v) except as set forth on Section 4.9(b) of the Disclosure Schedules, such Seller has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property.

(c) No Seller has received any written notice, which remains outstanding, of (i) material violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Owned Real Property or the Leased Real Property, or (ii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which would reasonably be expected to materially and adversely affect the ability to operate the Owned Real Property or the Leased Real Property as currently operated. Neither the whole nor any material portion of any Owned Real Property or any Leased Real Property has been damaged or destroyed by fire or other casualty.

(d) The Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted.

Section 4.10 Intellectual Property.

(a) Section 4.10(a) of the Disclosure Schedules lists (i) all Intellectual Property Registrations and (ii) all Intellectual Property Agreements other than shrinkwrap, clickwrap and other similar licenses granted to any Seller for generally commercially available software. Except as set forth in Section 4.10(a) of the Disclosure Schedules, or as would not have a Material Adverse Effect, each Seller owns or has the right to use all Intellectual Property Assets and the Intellectual Property licensed to such Seller under the Intellectual Property Agreements.

(b) Except as set forth in Section 4.10(b) of the Disclosure Schedules, or as would not have a Material Adverse Effect, to Rentech’s or Sellers’ Knowledge: (i) the conduct of the Business as currently conducted does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any Person; and (ii) no Person is infringing, misappropriating or otherwise violating any Intellectual Property Assets. Notwithstanding anything to the contrary in this Agreement, this Section 4.10(b) constitutes the sole representation and warranty of the Sellers under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation by Sellers of any Intellectual Property of any other Person.

(c) Except as set forth on Section 4.10(c), none of the Excluded Intellectual Property is material to the operation of the Business of the Sellers.

Section 4.11 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 4.11(a) of the Disclosure Schedules, there are no actions, suits, claims or other legal proceedings or, to Sellers’ Knowledge, investigations pending or, to Sellers’ Knowledge, threatened against or by any Seller (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities, which if determined adversely to such Seller would result in a Material Adverse Effect, or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Sellers’ Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such action, suit, claim, investigation or other legal proceeding.

(b) Except as set forth in Section 4.11(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Business or the Purchased Assets which would have a Material Adverse Effect. Each Seller is in compliance with the terms of each Governmental Order set forth in Section 4.11(b) of the Disclosure Schedules applicable to such Seller.

Section 4.12 Compliance With Laws; Permits.

(a) Except as set forth in Section 4.12(a) of the Disclosure Schedules, each Seller is in compliance with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, except where the failure to be in compliance would not have a Material Adverse Effect.

(b) All Permits required for each Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by such Seller and are valid and in full force and effect, except where the failure to obtain such Permits would not have a Material Adverse Effect. All fees and charges with respect to such Permits that are due and payable by the Sellers as of the date hereof have been paid in full. Section 4.12(b) of the Disclosure Schedules lists all current material Permits issued to Sellers which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. To Sellers’ Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.12(b) of the Disclosure Schedules.

(c) None of the representations and warranties in this Section 4.12 shall be deemed to relate to environmental matters (which are governed by Section 4.13), employee benefits matters

(which are governed by Section 4.14), employment matters (which are governed by Section 4.15) or tax matters (which are governed by Section 4.16).

Section 4.13 Environmental Matters.

(a) Except as set forth in Section 4.13(a) of the Disclosure Schedules, or as would not have a Material Adverse Effect, to Rentech’s or Sellers’ Knowledge, the operations of each Seller with respect to the Business and the Purchased Assets are in compliance with all Environmental Laws. Neither Rentech nor any Seller has received, with respect to the Business or the Purchased Assets, any: (i) material Environmental Notice or Environmental Claim from any Person; or (ii) material written request for information pursuant to Environmental Law from any Governmental Authority, which, in each case, would reasonably be expected to result in a material liability under Environmental Law and either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) Except as set forth in Section 4.13(b) of the Disclosure Schedules, or as would not have a Material Adverse Effect, to Sellers’ Knowledge, each Seller has obtained and is in material compliance with all material Environmental Permits (each of which is disclosed in Section 4.13(b) of the Disclosure Schedules) necessary for the conduct of the Business as currently conducted, and all such Environmental Permits are in full force and effect, and neither Rentech nor any Seller is aware of any condition, event or circumstance that would reasonably be expected to cause any material Environmental Permit to terminate prior to the Closing Date. With respect to any such Environmental Permits, Rentech and Sellers have undertaken, or will undertake prior to the Closing Date, all measures commercially reasonable to facilitate the transfer of the same to Buyer (where allowed by the Environmental Permit and Environmental Law), and have not received any Environmental Notice or written communication regarding any material adverse change in the validity of the same.

(c) No Seller has received an Environmental Notice stating that any of the Owned Real Property or Leased Real Property is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list of property required to undergo investigation or remediation in connection with environmental contamination.

(d) Except as set forth in Section 4.13(d) of the Disclosure Schedules, or as would not have a Material Adverse Effect, to Rentech’s or Sellers’ Knowledge, there has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Business, the Purchased Assets or any Owned Real Property or Leased Real Property or any real property currently or formerly owned, leased or operated by a Sellers in connection with the Business, and neither Rentech nor any Seller has received an Environmental Notice that any of the Business or the Purchased Assets or real property currently or formerly owned, leased or operated by a Seller in connection with the Business (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, a Seller.

(e) Section 4.13(e) of the Disclosure Schedules contains a complete and accurate list of all active aboveground or underground storage tanks owned or operated by any Seller in connection with the Business or the Purchased Assets, as well as all abandoned aboveground or underground storage tanks previously operated, or, to Sellers’ Knowledge, owned by any Seller in connection with the Business of the Purchased Assets.

(f) Section 4.13(f) of the Disclosure Schedules contains, a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by any Seller in connection with the Business or the Purchased Assets as to which any Seller has received any Environmental Notice stating that it has any material liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and neither Rentech nor any Seller has received any Environmental Notice stating or implying that such party has potential liability with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by a Seller.

(g) No Seller has assumed, by contract or, to Sellers’ Knowledge, by operation of law, any material liabilities or obligations of third parties under Environmental Law.

(h) Rentech and each Seller has provided or otherwise made available to Buyer and listed in Section 4.13(h) of the Disclosure Schedules: (i) any and all material environmental reports, studies, audits, records, sampling data and site assessments with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by a Seller in connection with the Business which are in the possession or control of a Seller related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required under Environmental Laws to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(i) To Sellers’ Knowledge, there is no Release of Hazardous Materials that would reasonably be expected to have a Material Adverse Effect.

(j) No Seller holds as of the date of this Agreement any Environmental Attributes other than the Environmental Attributes listed on Section 4.13(j) of the Disclosure Schedules (the “Owned Environmental Attributes”), and in the past three years there have been no other Environmental Attributes allocated to Seller by a Governmental Authority, purchased by Seller, or divested by Seller, in each case for the development, construction, lease, operation, use, or maintenance, of the Business or the Purchased Assets. Each Seller owns all Owned Environmental Attributes and has not entered into any contract or pledge to transfer, lease, license, guarantee, sell, mortgage, pledge or otherwise dispose of or encumber any Owned Environmental Attributes as of the date hereof.

(k) The representation and warranties contained at this Section 4.13 are the only representations and warranties being made by Rentech or Sellers with respect to any Environmental Law, Environmental Permit, Environmental Notice, Environmental Attribute, or Release of Hazardous

Materials, and no other representation or warranty of Rentech or Sellers contained in this Agreement shall apply to any such matters.

Section 4.14 Employee Benefit Matters.

(a) Section 4.14(a) of the Disclosure Schedules contains a list of each material benefit, retirement, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit or similar agreement, plan, policy or program (or any amendment thereto), in each case whether or not reduced to writing and whether funded or unfunded, in effect and with respect to which one or more Employees, former employees, current or former directors, independent contractors or consultants of Sellers, or the beneficiaries or dependents of any such Persons, participates or is a party and is maintained, sponsored, contributed to, or required to be contributed to by Rentech or Sellers, or under which any Seller has any material liability for premiums or benefits (as listed on Section 4.14(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b) Except as set forth in Section 4.14(b) of the Disclosure Schedules, or as would not have a Material Adverse Effect, to Rentech’s or Sellers’ Knowledge, each Benefit Plan complies with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the trust related thereto is exempt from federal income Taxes under Section 501(a) of the Code, and, to Rentech’s or Sellers’ Knowledge, nothing has occurred that would reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable. With respect to any Benefit Plan, to Rentech’s or Sellers’ Knowledge, no event has occurred that has resulted in, or is reasonably expected to occur that would result in, or would subject the Purchased Assets to a lien under Section 430(k) of the Code.

(c) Except as set forth in Section 4.14(c) of the Disclosure Schedules, no Benefit Plan: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; or (ii) is a “multi-employer plan” (as defined in Section 3(37) of ERISA). Except as would not have a Material Adverse Effect, neither Rentech nor any Seller has: (A) withdrawn from any pension plan under circumstances resulting (or reasonably expected to result) in material liability to any Seller; or (B) engaged in any transaction which would reasonably be expected to give rise to a material liability to any Seller under Section 4069 or Section 4212(c) of ERISA.

(d) Except as set forth in Section 4.14(d) of the Disclosure Schedules and other than as required under Section 4980B of the Code or other applicable Law (and other than coverage through the end of the month in which a retirement or termination of employment occurs), no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(e) Except as set forth in Section 4.14(e) of the Disclosure Schedules, or as would not have a Material Adverse Effect, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, Employee or independent contractor or consultant of the Business to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, increase the amount of, or provide any additional benefits or compensation to any such Person; (iii) increase the amount payable to any such Person under any Benefit Plan; (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (v) require Rentech or Sellers to make any “gross-up” payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

(f) Except as set forth in Section 4.14(f) of the Disclosure Schedules, with respect to each Benefit Plan (i) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); and (ii) no action, suit, claim, investigation or other legal proceeding has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan, in either case, under ERISA.

Section 4.15 Employment Matters.

(a) Section 4.15(a) of the Disclosure Schedules contains a list of all persons who are Employees, independent contractors or consultants of the Business as of the date hereof, including any Employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) for Employees, title or position (including whether full or part time); (iii) hire or engagement date and service credit date (if different); (iv) current annual base compensation or hourly wage rate (or, for independent contractors and consultants, rate of remuneration); and (v) for Employees, commission or bonus opportunity. Except as set forth in Section 4.15(a) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions and bonuses payable to Employees for services performed on or prior to the date hereof have been paid in full or, to the extent not yet due, properly accrued, and there are no other outstanding agreements, understandings, obligations or commitments of any Seller or of Rentech, in any case, with respect to any compensation, commissions, bonuses or other amounts that may be payable to an Employee with respect to services performed on or prior to the Closing Date.

(b) Except as set forth in Section 4.15(b) of the Disclosure Schedules, no Seller is a party to, bound by, any collective bargaining or other agreement with a labor organization representing any of the Employees. Except as set forth in Section 4.15(b) of the Disclosure Schedules, during the three (3) year period preceding the date hereof, there has not been, nor, to Rentech’s or Sellers’ Knowledge, or is there currently threatened, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other organized labor dispute affecting any Seller or any of the Employees.

(c) Each Seller is in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to the Employees, except to the extent non-compliance would not result in a Material Adverse Effect.

(d) Each Seller is in compliance in all material respects with the terms of the collective bargaining agreements listed on Section 4.15(d) of the Disclosure Schedules. Except as set forth on Section 4.15(d) of the Disclosure Schedules, (i) all individuals engaged by a Seller and characterized and treated by a Seller as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws, and (ii) all Employees classified as exempt under the Fair Labor Standards Act and applicable state and local wage and hour Laws are properly classified in all material respects. Except as set forth in Section 4.15(d), and except as would not result in a Material Adverse Effect, there are no actions, suits, claims, investigations or other legal proceedings pending or to the Sellers’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former Employee or independent contractor of the Business, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under applicable Laws.

(e) Neither Rentech nor any Seller has any plans to undertake any action to terminate Employees before the Closing Date that would trigger the WARN Act.

Section 4.16 Taxes.

(a) Except as set forth in Section 4.16 of the Disclosure Schedules, or as would not have a Material Adverse Effect, Rentech and the Sellers have filed (taking into account any valid extensions) all material Tax Returns with respect to the Business required to be filed by Rentech and the Sellers and have paid all Taxes shown thereon as owing.

(b) Rentech and the Sellers have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Rentech or any Seller.

(d) All deficiencies asserted, or assessments made, against Rentech or any Seller as a result of any examinations by any Taxing Authority have been fully paid.

(e) Neither Rentech nor any Seller is a party to any action, suit, claim or other legal proceeding by any Taxing Authority. There are no pending or threatened actions, suits, claims or other legal proceedings by any Taxing Authority.

(f) There are no Encumbrances for Taxes upon any of the Purchased Assets nor, to Sellers’ Knowledge, is any Taxing Authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(g) No Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

Section 4.17 Customers and Suppliers.

(a) Section 4.17(a) of the Disclosure Schedules sets forth with respect to the Business (i) the top nine (9) customers (based on sales by Sellers during the most recent fiscal year) (collectively, the “Material Customers”); and (ii) the amount of sales to and payment received from each Material Customer during such periods. Except as set forth in Section 4.17(a) of the Disclosure Schedules as of the date of this Agreement, no Seller has received any notice, nor to Sellers’ Knowledge does any Seller have any reason to believe, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business, except for any such cessation, termination or reduction that would not have a Material Adverse Effect.

(b) Section 4.17(b) of the Disclosure Schedules sets forth with respect to the Business (i) the top twenty (20) suppliers (based on purchases by Sellers during the two (2) most recent fiscal years) (collectively, the “Material Suppliers”); and (ii) the amount of purchases from and payments to each Material Supplier during such periods. Except as set forth in Section 4.17(b) of the Disclosure Schedules, as of the date of this Agreement, no Seller has received any notice, nor to Sellers’ Knowledge does any Seller have any reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business, except for any such cessation, termination or reduction that would not have a Material Adverse Effect.

Section 4.18 Brokers. Except for Wells Fargo, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Rentech and/or any of the Sellers and that could become the responsibility of Buyer.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that the statements contained in this Article V are true and correct as of the date hereof and as of the Closing Date.

Section 5.1 Organization and Authority of Buyer. Buyer and Affiliate Guarantor is a corporation duly organized, validly existing and in good standing under the Laws of the state of Alabama.

Section 5.2 Authority of Buyer. Each of Buyer and Affiliate Guarantor has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer or Affiliate Guarantor is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer and Affiliate Guarantor of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer and Affiliate Guarantor of its obligations hereunder and thereunder and the consummation by Buyer and Affiliate Guarantor of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer and Affiliate

Guarantor. This Agreement has been duly executed and delivered by Buyer and Affiliate Guarantor, and (assuming due authorization, execution and delivery by Sellers) this Agreement constitutes a legal, valid and binding obligation of Buyer and Affiliate Guarantor enforceable against Buyer and Affiliate Guarantor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Buyer or Affiliate Guarantor is or will be a party has been duly executed and delivered by Buyer or Affiliate Guarantor (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer and Affiliate Guarantor enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.3 No Conflicts; Consents. The execution, delivery and performance by each of Buyer and Affiliate Guarantor of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or by-laws of Buyer or Affiliate Guarantor; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer or Affiliate Guarantor; or (c) except as set forth in Section 5.3 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer or Affiliate Guarantor is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer’s or Affiliate Guarantor’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer or Affiliate Guarantor in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Buyer’s or Affiliate Guarantor’s ability to consummate the transactions contemplated hereby and thereby.

Section 5.4 Available Funds; Source of Funds.

(a) Subject to obtaining the consent of John Hancock to Buyer’s assumption of the John Hancock Debt (the “John Hancock Consent”) and the closing of the funding under the Debt Commitment Letter, Buyer will have at the Closing sufficient cash or other sources of immediately available funds to pay in cash the Purchase Price in accordance with Article II and for all other actions necessary for Buyer to consummate the transactions contemplated in this Agreement.

(b) Buyer has delivered to Sellers a true and complete copy of the Debt Commitment Letter pursuant to which financing will be provided for purposes of financing the transactions contemplated by this Agreement. The Debt Commitment Letter has not been amended or modified in any manner prior to the date of this Agreement. Neither Buyer nor any of its Affiliates has entered into any agreement, side letter or other commitment or arrangement with a party to the Debt Commitment Letter relating to the financing of the Purchase Price or the other transactions contemplated by this Agreement, other than as set forth in the Debt Commitment Letter. To Buyer’s Knowledge, the commitments contained in the Debt Commitment Letter have not been withdrawn or rescinded in any respect. The Debt Commitment Letter is in full force and effect and represents a valid, binding and enforceable obligation of Buyer and, to Buyer’s Knowledge, each other party thereto, to provide the financing contemplated thereby. Buyer has fully paid (or caused to be paid) any and all commitment fees and other amounts required by the lenders under the Debt Commitment Letter that are due and payable on or prior to the date of this Agreement in connection with the transactions contemplated by the Debt Commitment Letter. To Buyer’s Knowledge, no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Buyer or any other party thereto under any of the Debt Commitment Letter. There are no conditions precedent or other contingencies related to the funding of the full amount of the financing contemplated by the Debt Commitment Letter set forth in any agreement or obligation to which Buyer is a party, except as expressly set forth in the Debt Commitment Letter.

Section 5.5 Brokers. Except for FHL Capital Corporation, Birmingham, Alabama, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer, and Buyer shall pay all such amounts owing to FHL Capital Corporation at or prior to Closing.

Section 5.6 Legal Proceedings. There are no actions, suits, claims or other legal proceedings pending or, to Buyer’s Knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 5.7 Independent Investigation; No Other Representations and Warranties. Buyer has conducted its own independent investigation, review and analysis of the Business and the Purchased Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Sellers for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Sellers set forth in Article IV of this Agreement (including related portions of the Disclosure Schedules); and (b) no Seller nor any other Person has made any representation or warranty, written or oral, express or implied, at law or in equity, as to Sellers, the Business, the Purchased Assets, the Assumed Liabilities or this Agreement, including any representation or warranty as to merchantability or fitness for a particular use or purpose, the operation or probable success or profitability of the Business following the Closing, or the accuracy or completeness of any projections or other information regarding the Business made available to Buyer in connection with this Agreement or their investigation of the Business, except as expressly set forth in Article IV of this Agreement (subject to the related portions of the Disclosure Schedules). Buyer expressly disclaims any reliance upon any representation, warranty or other statement made by, on behalf of or relating to any Seller or the Business other than the representations and warranties expressly set forth in Article IV and the other statements contained in this Agreement.

ARTICLE VI

COVENANTS

Section 6.1 Conduct of Business Prior to the Closing. From the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with Article IX (the “Pre-Closing Period”), except as otherwise provided in this Agreement or consented to in writing by Buyer (not to be unreasonably withheld, delayed or conditioned), each Seller shall, and Rentech shall cause each Seller to: (a) conduct the Business in the ordinary course of business consistent with past practice; and (b) use commercially reasonable efforts to maintain and preserve intact its current Business organization and operations and to preserve the rights, goodwill and relationships of its Employees, customers, lenders, suppliers, regulators and others having material relationships with the Business. Without limiting the foregoing, during the Pre-Closing Period, except as set forth in Section 6.1 of the Disclosure Schedules, otherwise provided in this Agreement or consented to in writing by Buyer (not to be unreasonably withheld, delayed or conditioned), Sellers shall, and Rentech shall cause Sellers to:

(i) preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, except where the failure to preserve or maintain such Permits would not have a Material Adverse Effect or result in a Mill Adverse Event;

(ii) pay the indebtedness for borrowed money, Taxes and other obligations of the Purchased Assets when due;

(iii) use commercially reasonable efforts to continue to collect Accounts Receivable in a manner consistent with past practice, without discounting such Accounts Receivable;

(iv) maintain the properties and assets included in the Purchased Assets in good operating condition and repair, subject to ordinary maintenance and repairs in the ordinary course of business;

(v) continue in full force and effect without modification all insurance policies currently in effect, except for renewals in the ordinary course of business;

(vi) use commercially reasonable efforts to defend and protect the properties and assets included in the Purchased Assets from material infringement or material usurpation in a manner and at a level that is consistent with past practice in the conduct of the Business;

(vii) perform all of its obligations under all Material Contracts, except for non-performance that would not have a Material Adverse Effect or result in a Mill Adverse Event;

(viii) comply in all material respects with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, except where the failure to be in compliance would not have a Material Adverse Effect or would not result in a Mill Adverse Event;

(ix) use commercially reasonable efforts to maintain the Books and Records in accordance with past practice; and

(x) not take any of the actions described in Section 4.5 to occur.

Section 6.2 Access to Information. During the Pre-Closing Period, Rentech and each Seller shall:

(a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the Owned Real Property and Leased Real Property, properties, assets, premises, Books and Records, Assigned Contracts and other documents and data related to the Business;

(b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and

(c) instruct the Representatives of Rentech and Sellers who have material responsibility for the conduct of the business to cooperate with Buyer in its investigation of the Business; provided, however, that any such investigation under clauses (a), (b) or (c) shall be conducted during normal business hours upon reasonable advance notice to Rentech and Sellers under the supervision of Sellers’ personnel and in such a manner as not to interfere with the conduct of the Business.

(d) All requests by Buyer for access pursuant to this Section 6.2 shall be submitted or directed exclusively to Rentech and Sellers’ Representative or such other individuals as Rentech and Sellers may designate in writing from time to time. Any access to the offices, properties, books and records of Sellers or their Affiliates shall be subject to the following reasonable additional limitations:

(i) such access shall not include competitively sensitive information, violate any applicable Law to which any Seller or any of Sellers’ Affiliates is a party or otherwise expose Sellers or their Affiliates to a material risk of liability;

(ii) Buyer shall give Sellers Representative notice at least two (2) Business Days before conducting any inspections of any property of Sellers or the Business, and Representatives of Rentech shall be offered the opportunity to be present when Buyer or any of its Representatives conduct an inspection of such property, and shall give Sellers’ Representative advance notice before initiating communication with any customer, supplier, employee or other third party relating to any property of Sellers or the Business;

(iii) such access shall not include any right by Buyer or its Representatives to conduct any environmental site assessment or any other environmental sampling, testing or investigation, absent Rentech’s prior written consent (not to be unreasonably withheld, delayed or conditioned) and, in the case of any subsurface sampling, testing, or investigation, Buyer shall be permitted access to any sites subject to an existing lease or otherwise subject to any applicable existing access restriction only after the execution of an access agreement between Buyer and Seller governing the performance of all such work;

(iv) Buyer shall (A) use its reasonable best efforts to perform all on-site due diligence reviews and all communications with any Person on an expeditious and efficient basis and (B) indemnify, defend and hold harmless Sellers and their Affiliates and each of their respective employees, directors and officers from and against all Losses resulting from or relating to the activities of Buyer or any of its Representatives under this paragraph; and

(v) such access shall not result in the waiver of any applicable attorney-client privilege so long as Sellers have taken reasonable steps to permit inspection of or to disclose information described in this clause (v) on a basis that does not compromise Sellers’ or its affiliates’ respective privileges with respect thereto.

(vi) The indemnification obligation in Section 6.2(d)(iv) shall survive the Closing or termination of this Agreement.

(e) Buyer shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 6.2.

Section 6.3 Supplement to Disclosure Schedules. From time to time prior to the Closing, Rentech and the Sellers shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each, a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 7.2(a) have been satisfied; provided, however, that Buyer shall have the right to terminate this Agreement if the Schedule Supplement would result in a Material Adverse Effect, but if Buyer does not elect to terminate this Agreement within five (5) Business Days of its receipt of such Schedule Supplement, then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived its right to indemnification under Article VIII with respect to such matter.

Section 6.4 Employees and Employee Benefits.

(a) Immediately prior to the Closing, each Seller shall terminate the employment of each Transferred Employee. No later than fifteen (15) days prior to the Closing Date, Buyer will offer to employ (on an “at will” basis, to the extent permitted by Law, and subject to the execution by such Employee of a Rollover Consent as contemplated by Section 6.4(c)) each Employee set forth on Section 6.4(a) of the Disclosure Schedules on terms and conditions provided to Sellers prior to the date hereof, effective on the first (1st) calendar day following the Closing Date or, with respect to Employees on approved leave as of the Closing Date, effective upon the completion of such approved leave; provided that such leave does not extend for more than ninety (90) days (counting periods both before and after Closing). Rentech and each Seller shall use commercially reasonable efforts to assist Buyer in its efforts to hire the Employees; provided, however, that prior to the Closing, Buyer shall not issue any communication to any Employee without the prior notice to Rentech and an opportunity for Rentech to review and comment on such communication prior to its issuance to any Employee. The Employees who accept Buyer’s offer of employment and commence employment with Buyer shall be referred to herein as “Transferred Employees”. On the Closing Date, Rentech and/or Sellers shall provide Buyer with an up-to-date list of all Employees who, as of the Closing Date, are on a leave of absence. Subject to the terms and conditions of any applicable Contract, nothing herein shall be construed to prevent Buyer from terminating the employment of any Transferred Employees at any time after the Closing Date for any reason or no reason at all or from amending or terminating any benefit plan in which the Transferred Employees participate at any time after the Closing Date. Effective as of the Closing, Rentech and the Sellers shall transfer to Buyer, and Buyer shall assume (or shall cause one of its Affiliates to assume), the Assumed Plans.

(b) For purposes of eligibility to participate, vesting, benefit accruals and level of benefits (except as otherwise specifically provided below) under the employee benefit plans of Buyer and its Affiliates providing benefits to any Transferred Employee after the Closing (collectively, the “Buyer Plans”), Buyer will cause, to the extent permitted by applicable Law, each Transferred Employee to be credited with his or her years of service with a Seller and its Affiliates (and any predecessors) prior to the Closing Date, to the same extent as Sellers have notified Buyer on Section 4.15(a) of the Disclosure Schedules that such Transferred Employee was (or would have been) entitled, before the Closing, to credit for such service under Benefit Plans. In addition, Buyer will use commercially reasonable efforts to cause, to the extent permitted by applicable Law, (i) each Transferred Employee to be immediately eligible to participate, without any waiting time, in all Buyer Plans in which similarly-situated Buyer employees are eligible to participate, (ii) for purposes of each Buyer Plan providing medical, hospital, dental, pharmaceutical and/or vision benefits, all pre-existing condition exclusions and actively-at-work requirements of such Buyer Plan to be waived for such Transferred Employee and his or her covered dependents (except to the extent that such exclusions or requirements applied to the Transferred Employee under comparable Seller Benefit Plans); and (iii) any co-payments, deductibles and other eligible expenses incurred by such Transferred Employee and/or his or her covered dependents during the plan year including the Closing Date to be credited for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Transferred Employee and his or her covered dependents for the applicable plan year of each comparable Buyer Plan (to the extent such credit would have been given under comparable Benefit Plans prior to the Closing).

(c) Prior to the Closing, Buyer shall solicit in writing the consent of each Employee to rollover to Buyer at the Closing his or her accrued vacation and paid-time-off through the Closing (such consent, a “Rollover Consent”). Effective as of the Closing, Buyer shall assume and honor each Transferred Employee’s paid-time-off and vacation (including annual leave, personal leave and other leave entitlements) accrued through the Closing Date (as assumed by Buyer, the “Assumed PTO”). Transferred Employees shall be permitted to use their Assumed PTO in a manner consistent with Buyer policies applicable to similarly situated employees of Buyer and to accrue additional vacation and other paid-time-off in accordance with Buyer’s policies and procedures, as in effect from time to time. Buyer and its Affiliates shall recognize the Transferred Employees’ service with a Seller or any of its Affiliates (and their predecessors) prior to the Closing for the purposes of (i) accruals and usage of vacation and paid-time-off following the Closing and (ii) all other employment and service related entitlements and benefits.

(d) Buyer and its buying group (as defined in Treasury Regulation Section 54.4980B-9, Q&A-2(c)) shall be solely responsible for providing continuation coverage to the extent required by Section 4980B of the Code to those individuals who are “M&A qualified beneficiaries” as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(b) with respect to the transactions contemplated by this Agreement and who incur a “qualifying event” on or after January 1, 2018.

(e) Except for liabilities and obligations arising at any time under the Assumed Plans or as otherwise provided in this Agreement (including, without limitation, Sections 2.1 and 2.3 hereof), Buyer shall not be liable for, and Rentech and the Sellers shall remain solely responsible for the satisfaction of and shall pay, perform or otherwise discharge as the same shall become due and payable, any liabilities arising out of or relating to employment of its current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring prior to the Closing, including, but not limited to, liabilities for non-accrued wages for services and claims arising out of or relating to such individual’s pre-Closing employment or termination thereof, claims for medical, dental, life insurance, health accident or disability benefits (in each case, arising prior to the Closing), and any liabilities arising out of or relating to the misclassification of any independent contractors or consultants.

(f) No later than the Closing Date, Buyer shall use commercially reasonable efforts to cause, to the extent permitted by applicable Law, the defined contribution retirement plan maintained by Buyer to accept rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) from the defined contribution retirement plan(s) maintained by Rentech or any Seller in which any Transferred Employee participates, including the amount of any unpaid balance of any participant loan made under such plan(s) in connection with the transactions contemplated by this Agreement. Upon the rollover of any such distributions into Buyer’s plan, all transferred account balances from Rentech’s or Sellers’ plan(s) shall become fully vested.

(g) Effective as of the Closing, the Transferred Employees shall cease active participation in the Benefit Plans (other than the Assumed Plans). Rentech and Sellers shall remain severally liable for all eligible claims for benefits under the Benefit Plans (other than the Assumed Plans) that are incurred by the Employees prior to the Closing Date. For purposes of this Agreement, the following claims shall be deemed to be incurred as follows: (i) life, accidental death and dismemberment, short-term disability, and workers’ compensation insurance benefits, on the event giving rise to such benefits; (ii) medical, vision, dental, and prescription drug benefits, on the date the applicable services, materials or supplies were provided; and (iii) long-term disability benefits, on the eligibility date determined by the long-term disability insurance carrier for the plan in which the applicable Employee participates.

(h) Buyer shall be solely responsible for complying with the WARN Act and any similar applicable Law requiring notice of plant closings, relocations, mass layoffs, reductions in force or similar actions (and for any failures to so comply), in any case, applicable to the Transferred Employees as a result of any action by Buyer and its Affiliates occurring after the Closing Date. Buyer shall indemnify and hold harmless Rentech and Sellers against any and all liabilities arising in connection with any failure to comply with the requirements of this Section 6.4(h).

(i) Buyer, Rentech and Sellers intend that the transactions contemplated by this Agreement should not constitute a separation, termination or severance of employment of any Transferred Employee for purposes of any Benefit Plan that provides for separation, termination or severance benefits, and that each such Transferred Employee will have continuous employment immediately before and immediately after the Closing.

(j) This Section 6.4 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.4, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.4. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 6.4 shall not create any right in any Transferred Employee or any other Person to any continued employment with Buyer or any of its Affiliates or compensation or benefits of any nature or kind whatsoever.

Section 6.5 Confidentiality. Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 6.5 shall nonetheless continue in full force and effect.

Section 6.6 Non-Solicitation of Other Bids.

(a) Neither Rentech nor any of the Sellers shall, and shall not authorize any of their respective Affiliates or any of their respective Representatives to, directly or indirectly: (i) knowingly encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into or continue discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal; provided, however, that if the Bankruptcy Court enters an order denying the Shareholder Approval Motion, the restrictions set forth in this Section 6.6 shall expire three (3) Business Days after entry of such order and the Sellers shall then be permitted to solicit Acquisition Proposals. Rentech and Sellers shall immediately cease and cause to be terminated, and shall cause their respective Affiliates and shall direct all of their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that would reasonably lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning: (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving any of the Sellers; (ii) the issuance or acquisition of shares of capital stock or other equity securities of any of the Sellers; or (iii) the sale, lease, exchange or other disposition of any significant portion of any of Sellers’ properties or assets used in the Business other than in the ordinary course of business consistent with past practice. Notwithstanding the foregoing; an “Acquisition Proposal” shall not include any (A) merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving all or substantially all of Rentech and its subsidiaries; (B) issuance or acquisition of shares of capital stock or other equity securities of Rentech, the Fulghum SA Entities or Rentech’s other subsidiaries (other than Sellers); or (C) sale, lease, exchange or other disposition of any properties or assets of Rentech or any of its subsidiaries (other than Sellers).

(b) In addition to the other obligations under this Section 6.6, Rentech shall promptly (and in any event within three (3) Business Days after receipt thereof by any of Rentech or the Sellers) advise Buyer of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

Section 6.7 Notice of Certain Events.

(a) During the Pre-Closing Period, Rentech and Sellers shall promptly notify Buyer in writing of:

(i) any event, occurrence, condition or change which (A) has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (B) to the Knowledge of Sellers, has resulted in, or would reasonably be expected to result in, any representation or warranty made by Rentech or a Seller hereunder not being true and correct if such failure to be true and correct would cause the condition set forth in Section 7.2(a) not to be satisfied; and

(ii) any notice or other communication, to the Knowledge of Sellers, received by Rentech or Sellers from any Person alleging that a material consent is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication, to the Knowledge of Sellers, received by Rentech or Sellers from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(iv) any action, suit, claim or other legal proceeding commenced or, to Sellers’ Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.11(a) or that relates to the consummation of the transaction contemplated by this Agreement; and

(v) any communication that constitutes an Acquisition Proposal.

(b) Buyer’s receipt of information pursuant to this Section 6.7 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Rentech or any Seller in this Agreement (including Section 9.1(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 6.8 Governmental Approvals and Consents.

(a) Rentech, Sellers and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.3 or Section 6.8 of the Disclosure Schedules; provided, however, that neither Rentech nor any of Sellers shall be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

(b) Without limiting the generality of the parties’ undertakings pursuant to subsection (a) above, each of the parties hereto shall use its commercially reasonable efforts to:

(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any other Transaction Document;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any other Transaction Document; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any other Transaction Document has been issued, to have such Governmental Order vacated or lifted.

(c) To the extent reasonably practicable, all analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Rentech and a Seller with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. To the extent reasonably practicable, each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(d) Notwithstanding the foregoing, nothing in this Section 6.8 shall require, or be construed to require, any party hereto or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of such party or any of its Affiliates; or (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, would reasonably be expected to result in a Material Adverse Effect or a Mill Adverse Event.

Section 6.9 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Rentech or Sellers prior to the Closing, or for any other reasonable purpose, for a period of three (3) years after the Closing, Buyer shall:

(i) retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Rentech and Sellers; and

(ii) upon reasonable notice, afford Buyer and the Buyer’s representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such Books and Records.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of three (3) years after the Closing, Rentech and Sellers shall:

(i) retain the books and records (including personnel files) of Rentech and Sellers which relate to the Business and its operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford Rentech’s and the Sellers’ Representatives reasonable access (including the right to make, at Sellers’ expense, photocopies), during normal business hours, to such books and records.

(c) Neither Buyer, on the one hand, nor Rentech or any Seller, on the other hand, shall be obligated to provide the other with access to any books or records (including personnel files) pursuant to this Section 6.9 where such access would violate any Law.

Section 6.10 Closing Conditions. During the Pre-Closing Period, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 6.11 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, delayed or conditioned), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.12 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that (a) any liabilities imposed upon Rentech or Sellers under any bulk sales, bulk transfer or similar Laws of any jurisdiction, or otherwise incurred by Rentech or Sellers arising out of the failure of Rentech or any Seller to comply with the requirements and provisions of any such Laws, shall be treated as Excluded Liabilities and (b) any liabilities imposed upon Buyer under any bulk sales, bulk transfer or similar Laws of any jurisdiction, or otherwise incurred by Buyer arising out of the failure of Buyer to comply with the requirements and provisions of any such Laws, shall be treated as Assumed Liabilities.

Section 6.13 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Buyer when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Rentech and each Seller shall cooperate with respect thereto as necessary).

Section 6.14 Property Taxes. To the extent not otherwise provided in this Agreement, Sellers shall be responsible for and shall promptly pay when due all Property Taxes levied with respect to the Purchased Assets attributable to the Pre-Closing Tax Period. Sellers shall be liable for the proportionate amount of such Property Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Property Taxes that is attributable to the Post-Closing Tax Period. The calculation of the foregoing proportionate amounts shall be based on the Property Tax bills for the current taxable year unless such Property Tax bills are not available. If Property Tax bills for the current taxable year are not available, the parties shall estimate the amount of Property Taxes due for the current taxable year based on the Property Tax bills from the prior taxable year (“Estimated Property Taxes”). Within thirty (30) days of the receipt of Property Tax bills for the current taxable year, the parties shall calculate the actual amount of Property Taxes due for the current taxable year (“Actual Property Taxes”). Within ten (10) days of the completion of the calculation of Actual Property Taxes, Buyer or Sellers, as applicable, shall reimburse the other party to the extent such other party overpaid any Property Taxes as a result of a difference between the amount of Estimated Property Taxes and Actual Property Taxes, and to the extent that funds remain in the Holdback Amount, Buyer shall be permitted to be paid any such reimbursement from such Holdback Amount.

Section 6.15 Allocation of Taxes Relating to the Straddle Period. For purposes of this Agreement, the portion of any Tax that is allocable to the taxable period that is deemed to end on the Closing Date will be: (a) in the case of all Property Taxes (including Actual Property Taxes and Estimated Property Taxes), the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (b) in the case of all other Taxes, determined as though the taxable year of Sellers, as applicable, terminated at the close of business on the Closing Date.

Section 6.16 Bankruptcy Approval.

(a) Subject to the terms set forth in this Agreement, Rentech and/or Sellers shall take all action necessary to file within five (5) Business Days of the date hereof a voluntary petition[s] for relief under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”) with an appropriate United States Bankruptcy Court (the “Bankruptcy Court”) and, within five (5) Business Days of the date of the filing of such voluntary petition[s], to file a motion with the Bankruptcy Court (the “Shareholder Approval Motion”) seeking authority to take such actions and provide such consents as necessary or appropriate to authorize, approve and facilitate the transactions contemplated hereunder on the terms specified in this Agreement and the other Transaction Documents.

(b) In the event that the Shareholder Approval Motion is denied and the Sellers elect to file voluntary petitions for relief under Chapter 11 of the Bankruptcy Code, the Sellers shall file a motion to and diligently seek the Bankruptcy Court’s approval of (i) certain bidding procedures for an auction to sell all or substantially all of their assets (the “Auction”), (ii) the Buyer as the stalking horse bidder, and (iii) certain customary bid protections, including the Breakup Fee (as defined below). The Sellers shall seek the input of Buyer in the preparation and filing of any such motion, permit Buyer to review for at least three (3) calendar days prior to filing any such motion, and accept the reasonable changes requested by Buyer thereto.

Section 6.17 Buyer Insurance Policy. On the date of this Agreement, Buyer shall pay the underwriting fee for the Buyer Insurance Policy and, within fifteen (15) days of the date of this Agreement, use commercially reasonable efforts to obtain and bind the Buyer Insurance Policy on the terms and conditions set forth on Exhibit F. Rentech and Sellers shall cooperate with Buyer’s efforts and provide assistance as reasonably requested by Buyer to permit Buyer to obtain and bind the Buyer Insurance Policy. Prior to or in connection with the Closing, Rentech and Sellers shall pay or cause to be paid or reimburse the payment of the total premium, underwriting fee, brokerage commissions, and surplus lines tax with respect to such policy, which amount shall be characterized as an Excluded Liability.

Section 6.18 John Hancock Consent; Financing.

(a) Buyer shall use commercially reasonable efforts to obtain the consent of John Hancock with respect to Buyer’s assumption of the John Hancock Debt as soon as reasonably practicable after the date of this Agreement.

(b) Buyer shall use commercially reasonable efforts to obtain the proceeds of the financing under the Debt Commitment Letter (the “Financing”) on the terms described in the Debt Commitment Letter and/or any Alternative Financing, including taking all action reasonably necessary to (i) negotiate definitive agreements with respect to the Financing consistent with the terms and conditions contained in the Debt Commitment Letter (or with respect to the Alternative Financing) and (ii) satisfy on a timely basis all conditions to funding in such definitive agreements the satisfaction of which are within the control of Buyer. Buyer shall draw up to the full amount of the $4.0 million term loan portion of the Financing and/or Alternative Financing as needed for Closing in the event that the conditions set forth in Section 7.1 and Section 7.2 have been satisfied. Buyer shall use commercially reasonable efforts to comply in all material respects with its obligations, and enforce its rights, under the Debt Commitment Letter.

(c) Buyer shall give Rentech and the Sellers prompt notice of any breach, repudiation or threatened breach or repudiation by any party to the Debt Commitment Letter of which Buyer or its Affiliates becomes aware or any termination of the Debt Commitment Letter. Buyer shall consult with and keep Rentech and the Sellers informed on a current basis in reasonable detail of the status of its efforts to obtain the proceeds of the Financing and shall not permit, without the prior written consent of Rentech and the Sellers, which consent shall not be unreasonably withheld, delayed or conditioned, any amendment or modification to, or any waiver of any material provision or remedy under, the Debt Commitment Letter.

(d) Without limiting Buyer’s other obligations under this Section 6.18, in the event that the Financing becomes unavailable for any reason, Buyer shall (i) immediately notify Rentech and the Sellers of such event and the reasons therefor, (ii) in consultation with Rentech and the Sellers, use its reasonable best efforts to arrange alternative financing from the same or alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement on terms that are no less favorable to Buyer than those in the Debt Commitment Letter (the “Alternative Financing”), as promptly as practicable following the occurrence of such event, and (iii) obtain and when obtained, provide the Company with a copy of a new financing commitment that provides for the Alternative Financing.

Section 6.19 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 6.20 Seller Name Changes. On the Closing Date, each Seller agrees to file with the applicable Secretary of State or other appropriate governmental official the proper document(s) to change such Seller’s entity name to a name that does not contain the name “Fulghum” or “Fibres” or any similar name. Each Seller will advise Buyer of its new entity name prior to or at Closing. Such Seller will not thereafter change its entity name back to any name that contains the name “Fulghum” or “Fibres” or any similar name. References to a Seller in this Agreement from and after such name change are to such Seller as it is renamed after its name is changed.

Section 6.21 Reimbursement for Valdosta Stacker Bearing Expenses. To the extent that Sellers expend any amount prior to Closing relating to the ordering, replacement or repair of the Valdosta Stacker Bearing and Buyer receives within two (2) years of Closing any payment for or reimbursement under (a “Valdosta Payment”) the Assigned Valdosta Claims relating in any way to such expended amount, Buyer shall pay over to Sellers’ Representative within ten (10) Business Days of receipt of such Valdosta Payment an amount equal to the net Valdosta Payment (after deduction of all reasonable third party costs and expenses (including reasonable attorneys’ fees and court costs and costs of enforcement and collection) associated with obtaining such Valdosta Payment) multiplied by a fraction, the numerator of which is the amount Sellers disclosed in writing to Buyer prior to Closing as having been expended on the Valdosta Stacker Bearing in accordance herewith and the denominator of which is the total amount expended by Sellers and Buyer relating to the ordering, replacement or repair of the Valdosta Stacker Bearing.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) The Bankruptcy Court shall have entered the Shareholder Approval Order.

Section 7.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Rentech and Sellers contained in Article IV shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

(b) Rentech and Sellers shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement (other than the agreements and covenants contained in Section 6.1) and each of the other Transaction Documents to be performed or complied with by them prior to or on the Closing Date. Rentech and Sellers shall have duly performed and complied in all material respects with all agreements and covenants in Section 6.1, except to the extent the failure to have performed or complied with such agreements and covenants would not have a Material Adverse Effect.

(c) Rentech and Sellers shall have delivered to Buyer counterparts to the Transaction Documents (other than this Agreement) to which Rentech or Sellers are a party duly executed by Rentech or Sellers and such other documents and deliveries set forth in Section 3.2(a).

(d) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Rentech and each Seller, that each of the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied (the “Sellers’ Closing Certificate”).

(e) Sellers shall have delivered to Buyer written evidence that the Bankruptcy Court has approved the decision of Rentech, as sole shareholder of each of the Sellers, to vote all of the shares of common stock of each Seller owned by Rentech, to approve the transactions contemplated by this Agreement and the other Transaction Documents.

(f) From the date of this Agreement through the Closing Date, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Material Adverse Effect.

(g) Buyer shall have received (at Rentech’s and Sellers’ expense) a standard owner’s title insurance policy with respect to each Owned Real Property based on the related Preliminary Title Commitment, issued by the Title Company, written as of the Closing Date, insuring Buyer in the amounts allocated to such Owned Real Property on the Allocation Schedule. Such title insurance policies shall insure fee simple title to each Owned Real Property, free and clear of all Encumbrances other than Permitted Encumbrances.

(h) Buyer shall have received from Rentech and Sellers (i) reimbursement for the amount paid to bind the Buyer Insurance Policy (which shall be in the form of a deduction from the Closing Date Payment), and (ii) written evidence of the payment by Rentech and Sellers of the amounts due to be paid by them pursuant to Section 6.17 (or if Buyer has made any such payments, reimbursement for such amounts (which shall be in the form of a deduction from the Closing Date Payment).

(i) Buyer shall have received a certificate of the officers of each Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the equity owners of such Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(j) Buyer shall have received a certificate pursuant to Treasury Regulations Section 1.1445-2(b) (the “FIRPTA Certificate”) from each Seller that such Seller is not a foreign person within the meaning of Section 1445 of the Code duly executed by each Seller.

(k) Buyer shall have received evidence of the change of each Seller’s entity name as required by Section 6.20 hereof.

Section 7.3 Conditions to Obligations of Rentech and Sellers. The obligations of Rentech and Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Rentech’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer contained in Article V shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

(b) Buyer shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) Buyer shall have delivered to Sellers the Closing Date Payment, counterparts to the Transaction Documents (other than this Agreement) to which Buyer is a party duly executed by Buyer and such other documents and deliveries set forth in Section 3.2(b).

(d) Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied (the “Buyer’s Closing Certificate”).

(e) Sellers shall have received all consents, authorizations, orders and approvals referred to in Section 7.3(e) of the Disclosure Schedules, in each case, in form and substance reasonably satisfactory to Sellers, and no such consent shall have been revoked.

(f) Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent or other acceptable office) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(g) Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent or other acceptable office) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(h) Buyer shall have not delivered a Mill Objection Notice setting forth a reduction in the Purchase Price of greater than $1,500,000; provided, however, that, if Buyer does deliver such a Mill Objection Notice, the condition to Closing set forth in this clause (h) shall be deemed to be satisfied if Rentech does not exercise its termination right under Section 9.1(c)(iii) within five (5) Business Days of receipt of such Mill Objection Notice.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is one-hundred twenty (120) days from the Closing Date (except that this survival period shall have no effect upon the Buyer Insurance Policy). All covenants and agreements of the parties contained herein shall survive the Closing for the period explicitly specified therein or if a period is not specified, for one hundred twenty (120) days after the Closing Date. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.2 Indemnification By Rentech or Sellers. Subject to the other terms and conditions of this Article VIII, after the Closing, Rentech and Sellers shall, jointly and severally, indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses (whether or not arising out of Third Party Claims) incurred, suffered, sustained by, required to be paid by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Rentech or Sellers contained in this Agreement, the other Transaction Documents or in the Sellers’ Closing Certificate;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Sellers pursuant to this Agreement or the other Transaction Documents;

(c) any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Rentech or any Seller or any of their respective Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing or arising on or prior to the Closing; or

(d) any Excluded Liability.

Section 8.3 Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, after the Closing, Buyer shall indemnify and defend each of Rentech and Sellers and their respective Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses (whether or not arising out of Third Party Claims) incurred, suffered, sustained by, required to be paid by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement, the other Transaction Documents or in the Buyer’s Closing Certificate;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or the other Transaction Documents; or

(c) any Assumed Liability.

Section 8.4 Certain Limitations. The indemnification provided for in Section 8.2 and Section 8.3 shall be subject to the following limitations:

(a) The aggregate amount of all Losses for which Rentech and Sellers shall be liable pursuant to Section 8.2(a), Section 8.2(b) (solely with respect to any breach or non-fulfillment of Section 6.1) and Section 8.2(c) shall not exceed the Holdback Amount; provided that such limitation shall not act as a limitation in any way upon the right of the Buyer Indemnitees to obtain recovery under the Buyer Insurance Policy).

(b) No amounts shall be payable pursuant to Section 8.2(a) (other than in respect of Fundamental Representations) or Section 8.2(b) (solely with respect to any breach or non-fulfillment of Section 6.1) unless and until the Buyer Indemnitees shall have suffered Losses in excess of $225,000 (the

“Deductible”) in the aggregate, after which point the Buyer Indemnitees shall be entitled to recover only Losses with respect to claims for indemnification pursuant to Section 8.2(a) in excess of the Deductible.

(c) The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.3(a) shall not exceed the Holdback Amount.

(d) No amounts shall be payable pursuant to Section 8.3(a) (other than in respect of Fundamental Representations) unless and until the Seller Indemnitees shall have suffered Losses in excess of the Deductible in the aggregate, after which point the Seller Indemnitees shall be entitled to recover only Losses with respect to claims for indemnification pursuant to Section 8.3(a) in excess of the Deductible.

(e) In any claim for indemnification under this Agreement, none of Rentech, Sellers or Buyer shall be required to indemnify any Person for Losses that constitute punitive or exemplary damages, lost profits, diminution of value, consequential damages, special damages, incidental damages, indirect damages or damages based on a “multiple of profits,” “multiple of earnings” or “multiple of cash flows”; provided, however, that this limitation shall not apply if, and solely to the extent that, an Indemnified Party is entitled to indemnification for Losses from exemplary or punitive damages payable in connection with a Third Party Claim.

(f) Any Loss subject to indemnification under Section 8.2 shall be satisfied:

(i) If such Loss may be covered by the Buyer Insurance Policy, to the extent possible, first from the Buyer Insurance Policy;

(ii) If such Loss is covered by the Buyer Insurance Policy, but is not yet payable to a Buyer Indemnified Party solely because of a failure to satisfy the retention amount under the Buyer Insurance Policy, subject to the Deductible, from the Holdback Amount;

(iii) If such Loss is not potentially covered by the Buyer Insurance Policy, subject to the Deductible, from the Holdback Amount in an amount equal to the full amount of such Loss.

(g) Notwithstanding anything to the contrary contained in this Agreement, no amounts shall be payable as a result of any claim in respect of a Loss arising under Section 8.2(a) to the extent any matter forming the basis for such Loss was taken into consideration in the computation of Closing Working Capital, but only to the extent it resulted in a reduction of the Final Closing Working Capital.

Section 8.5 Determination of Loss Amount; Reliance.

(a) The Buyer Indemnified Parties shall not be entitled to indemnification for any Losses that are otherwise indemnifiable Losses pursuant to this Article VIII to the extent such Losses were specifically included in any adjustments to the Purchase Price under Section 2.7 with respect to the matter giving rise to such Loss.

(b) The calculation of any Losses for which indemnification is provided for in Section 8.2 shall be reduced by insurance amounts received (including any amounts received pursuant to the Buyer

Insurance Policy), in each case net of reasonable and documented costs and expenses (including direct collection expenses and any retention amounts or increases in premiums) actually incurred by the Indemnified Parties. Buyer shall, in good faith, diligently seek recovery of all insurance proceeds from insurers with respect to all Losses with respect to which any Buyer Indemnified Party makes a claim for indemnification under this Article VIII, including by pursuing the Buyer Insurance Policy to the extent recovery is possible thereunder. To the extent that Buyer actually receives any amount under insurance coverage with respect to a matter for which a Buyer Indemnified Party has previously obtained payment in indemnification under this Article VIII, Buyer shall, as soon as reasonably practicable after receipt of such insurance proceeds, pay and reimburse to the Sellers pro rata in accordance with Section 2.5(a) of the Disclosure Schedules, for any prior indemnification payment (up to the amount of the insurance proceeds and in each case net of costs and expenses (including direct collection expenses and any retention amounts or increases in premiums) incurred by the Indemnified Parties).

(c) For purposes of calculating the amount of Losses with respect to a failure of any representation or warranty (but not for purposes of determining whether there has been an inaccuracy in or breach of a representation or warranty), all limitations or qualifications based on materiality, Material Adverse Effect or other terms of similar import or effect shall be disregarded.

(d) The Indemnified Party shall, solely to the extent required by applicable Law, take all commercially reasonable steps to mitigate Losses in respect of any claim for which it is seeking indemnification.

Section 8.6 Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Rentech and/or any Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (y) seeks an injunction against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to

Section 8.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of one counsel to all Indemnified Parties (plus local counsel in each jurisdiction for which the Indemnified Party reasonably determines counsel is required). If the Indemnifying Party elects not to defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.6(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim provided, however, that the Indemnified Party shall not be required to indemnify the Indemnified Party for any settlement or compromise entered into without its prior written consent. Rentech and Sellers, on the one hand, and Buyer, on the other hand, shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.5) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld, delayed or conditioned), except as provided in this Section 8.6(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.6(b), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned).

(c) Direct Claims. Any action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the

Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Payments. Once a Loss is agreed to in writing by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such agreement or final, non-appealable adjudication in accordance with the following:

(i) Subject to the application of the other provisions of this Article VIII, any amount due to any Buyer Indemnitee under this Article VIII shall be satisfied solely by release to such Buyer Indemnitee from the Holdback Amount to the extent of the amount then remaining of the Holdback Account or by a claim against the Buyer Insurance Policy.

(ii) Subject to the application of the other provisions of this Article VIII, any amount due to any Seller Indemnitee under this Article VIII shall be paid by Buyer to such Seller Indemnitee by wire transfer of immediately available funds.

Section 8.7 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.8 Buyer Insurance Policy. Buyer and its Affiliates shall not amend, waive, modify or otherwise fail to satisfy the terms and conditions of the Buyer Insurance Policy once issued, including with respect to subrogation, in any manner that would be adverse to Sellers or would otherwise allow the insurer thereunder or any other Person to expand its subrogation rights, or otherwise make or bring any claim or proceeding for contribution or otherwise, against Sellers or any of their Affiliates or any past, present or future director, manager, officer, employee or advisor of any of the foregoing based upon, arising from or related to this Agreement or any transaction contemplated hereby or thereby, except as expressly set forth in the Buyer Insurance Policy. The Buyer Insurance Policy shall provide that the insurer thereunder shall not have any right of subrogation, contribution or otherwise against any Seller or any of Affiliate thereof, or any past, present or future director, manager, officer, employee or advisor of any of the foregoing, except in the case of that Person’s actual and intentional fraud in connection with this transaction.

Section 8.9 Exclusive Remedies. Subject to Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from actual fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.9 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled under Section 10.11 or to seek any remedy in connection with any party’s actual fraud.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Rentech, Sellers and Buyer;

(b) by Buyer by written notice to Rentech in the event that:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Rentech or any Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.2(a) and Section 7.2(b), and such breach, inaccuracy or failure has not been cured by Rentech or such Sellers by the earlier of: (A) thirty (30) days following notification of such breach, inaccuracy or failure from Buyer to Rentech, and (B) March 15, 2018 (the “Drop Dead Date”);

(ii) the Closing shall not have occurred by the Drop Dead Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(iii) Buyer exercises its right to terminate this Agreement as set forth in Section 6.3 hereof; or

(iv) all conditions to Closing set forth in Section 7.1 and Section 7.3 have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), and Buyer has delivered an irrevocable written notice to Sellers that Buyer is ready, willing and able to proceed with consummating the Closing in accordance with Section 3.1, and Sellers fail to consummate the Closing in accordance with Section 3.1, after delivery of such written notice.

(c) by Rentech by written notice to Buyer in the event that:

(i) Rentech and Sellers are not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.3(a) or Section 7.3(b) and such breach, inaccuracy or failure has not been cured by Buyer by the earlier of: (A) thirty (30) days following notification of such breach, inaccuracy or failure from Rentech and the Sellers, and (B) the Drop Dead Date;

(ii) the Closing shall not have occurred by the Drop Dead Date, unless such failure shall be due to the failure of Rentech or any Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(iii) Buyer shall not have received the John Hancock Consent on or before January 15, 2018, and Rentech exercises its right to terminate hereunder on or before January 31, 2018; or

(iv) Buyer has delivered a Mill Objection Notice setting forth a reduction in the Purchase Price of greater than $1,500,000; provided that Rentech must exercise its termination right under this Section 9.1(c)(iii) within five (5) Business Days of receipt of the Mill Objection Notice.

(d) by Buyer or Rentech in the event that:

(i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited;

(ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable; or

(iii) if (A) the Auction has concluded and Buyer was not the prevailing purchaser at the Auction, (B) any Seller consummates an Alternative Transaction, or (C) the Bankruptcy Court enters an order approving an Alternative Transaction.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this Article IX, Section 6.5 and Article X hereof; and

(b) that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof.

Section 9.3 Break-Up Fee.

(a) In the event that this Agreement is terminated for any reason other than pursuant to Section 9.1(c)(i), Section 9.1(c)(iii), Section 9.1(d)(i) or Section 9.1(d)(ii) and any Seller consummates an Alternative Transaction prior to, on or within, in each case, six (6) months following such termination, Rentech and Sellers shall pay to Buyer by wire transfer of immediately available funds, within five (5) Business Days after such event, a break-up fee equal to $840,000 the “Break-Up Fee”). In no event shall the Break-Up Fee be paid more than once.

(b) The Break-Up Fee, if payable in accordance with this Section 9.3, will be the sole and exclusive remedy of Buyer, Affiliate Guarantor and their Affiliates, whether at Law or in equity, in the event that Closing has not occurred or does not occur for any reason whatsoever, without regard to whether Buyer elects to terminate this Agreement pursuant to this Article IX; provided, that if the Closing occurs, the Break-Up Fee will not be payable and will not be the sole and exclusive remedy of Buyer hereunder.

(c) Rentech’s and Sellers’ obligation to pay the Break-Up Fee pursuant to this Section 9.3 shall survive termination of this Agreement and shall constitute an administrative expense of Sellers.

ARTICLE X

MISCELLANEOUS

Section 10.1 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.2):

If to Rentech or Sellers:

Rentech, Inc.

1000 Potomac Street NW, 5th Floor

Washington, District of Columbia 20007

Phone: 202-791-9040

Fax: 310-496-1210

Attention: Paul Summers, Chief Financial Officer, and Nicole Sykes, Senior Vice President and General Counsel

with a copy to:	Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 Phone: 650-328-4600 Fax: 650-463-2600 Attention: Anthony J. Richmond and David A. Zaheer

If to Buyer or Affiliate Guarantor:	FFI Acquisition, Inc. #1 Industrial Road Brent, AL 35034 Phone: 205-926-4439 Fax: 205-926-4469 Attention: President

with a copy to:	Sirote & Permutt, P.C. 2311 Highland Avenue South Birmingham, Alabama 35205 Phone: 205-930-5108 Fax: 205-212-3823 Attention: John H. Cooper

and a copy to:	Dominick Feld Hyde, P.C. 1130 22nd Street South, Suite 4000 Birmingham, Alabama 35205 Phone: 205-536-8888 Fax: 205-271-9696 Attention: William J. Bryant

Section 10.3 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.4 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.5 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.6 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.7 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. None of Buyer, Rentech nor any Seller may assign its rights or obligations hereunder without the prior written consent of the other parties.

Section 10.8 No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.9 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE SITTING IN WILMINGTON, DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. The parties acknowledge and agree that neither Buyer nor Sellers, when seeking an injunction to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.11, shall be required to provide any bond or other security in connection with any such action.

Section 10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.13 Non-recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

Section 10.14 Sellers’ Representative.

(a) Sellers’ Representative. Each of Rentech and Sellers hereby appoint Rentech to serve as the representative of Rentech and Sellers (the “Sellers’ Representative”) in respect of all matters arising under this Agreement or the Transaction Documents, and hereby authorizes such Person to act, or refrain from acting, in each case as the Sellers’ Representative believes is necessary or appropriate under this Agreement and the Transaction Documents, for and on behalf of Sellers, including without limitation any and all actions required or permitted to be taken by Sellers’ Representative under this Agreement or the Transaction Documents with respect to any claims (including the defense and settlement thereof) made by a Buyer Indemnified Party against the Holdback Amount (including the exercise of the power to (i) authorize the delivery of any or all of the Holdback Amount to a Buyer Indemnified Party in satisfaction of claims by a Buyer Indemnified Party, (ii) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims against the Holdback Amount, and (iii) take any and all actions necessary in the judgment of Sellers’ Representative for the accomplishment of any or all of the foregoing). Rentech and Sellers shall be bound by all such actions taken by Sellers’ Representative and neither Rentech nor any Seller shall be permitted to take any such actions. The Sellers’ Representative is serving as Rentech’s and Sellers’ representative solely for purposes of administrative convenience, and is not personally liable for any of the obligations of Rentech or Sellers or any of Rentech or Sellers hereunder, and Buyer agrees that it will not look to the Sellers Representative or the underlying assets of Sellers’ Representative for the satisfaction of any obligations of the Sellers hereunder except in accordance herewith. Sellers’ Representative shall not be liable for any error of judgment, or any action taken, suffered or omitted to be taken, in connection with the performance by Sellers’ Representative of Rentech’s or Sellers’ representative’s duties or the exercise by Sellers’ Representative of Rentech’s and Sellers’ rights and remedies under this Agreement, or the Holdback Amount, except in the case of its bad faith or willful misconduct. No bond shall be required of Sellers’ Representative. Sellers’ Representative may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. Sellers’ Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement. Without limiting the generality of the foregoing, Sellers’ Representative shall have the full power and authority to interpret all the terms and provisions of this Agreement and the Transaction Documents, and to consent to any amendment hereof or thereof on behalf of all Sellers and their respective successors. In all matters relating to the Holdback Amount or indemnification claims by Seller

Indemnified Parties, Sellers’ Representative shall be the only party entitled to assert the rights of Rentech and/or Sellers, applicable. The Buyer Indemnified Parties shall be entitled to rely on all statements, representations, decisions of, and actions taken or omitted to be taken by, Sellers’ Representative relating to this Agreement, the Transaction Documents or any indemnity claims hereunder.

(b) Replacement of Representative; Termination. Sellers’ Representative may resign at any time by giving 30 days’ notice to Buyer and Sellers; provided, however, in no event shall Sellers’ Representative resign or be removed without Sellers’ Representative having first appointed a new Sellers’ representative hereunder who is reasonably satisfactory to Buyer and who shall assume such duties immediately upon the resignation or removal of Sellers’ Representative. In the event of the resignation or removal of Sellers’ Representative, a new Sellers’ Representative (who shall be reasonably acceptable to Buyer) shall be appointed by the vote or written consent of Sellers.

Section 10.15 Disclosure Schedules. The disclosures in the Disclosure Schedules, with respect to a particular representation and warranty, including those in any Schedule Supplement, shall be considered a disclosure for purposes of any other representation and warranty in this Agreement to which the applicability of a disclosure included in the Disclosure Schedules (or Schedule Supplement) is reasonably apparent.

Section 10.16 Affiliate Guarantee. Affiliate Guarantor hereby absolutely and unconditionally guarantees, as principal and not as surety, the performance (and, where applicable, payment) by Buyer (and its successors and permitted assigns) of Buyer’s obligations and liabilities to Sellers under this Agreement, as the same may be amended, changed, replaced, settled, compromised or otherwise modified from time to time, and irrespective of any bankruptcy, insolvency, dissolution, winding-up, termination of the existence of or other matter whatsoever respecting Buyer or any successor or permitted assignee. Affiliate Guarantor shall be expressly permitted to assert on its own behalf all defenses that would otherwise be available to Buyer hereunder and shall be expressly permitted to enforce any and all obligations due Buyer hereunder.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER:

FFI ACQUISITION, INC.

By:	/s/ Brett Davis
Brett Davis
President

AFFILIATE GUARANTOR:

SCOTT DAVIS CHIP COMPANY, INC.

By:	/s/ Brett Davis
Brett Davis
President

- Signature Page to Asset Purchase Agreement -

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

RENTECH, INC.

By:	/s/ Paul Summers
Name: Paul Summers
Title: Chief Financial Officer

SELLERS:

FULGHUM FIBRES FLORIDA, INC.

By:	/s/ Paul Summers
Name: Paul Summers
Title: Vice President

FULGHUM FIBRES, INC.		FULGHUM FIBRES COLLINS, INC.

By:	/s/ Paul Summers	By:	/s/ Paul Summers
Name: Paul Summers		Name: Paul Summers
Title: Vice President		Title: Vice President

- Signature Page to Asset Purchase Agreement -